   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996.


                                                      REGISTRATION NO. 333-15781
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                            EARTHLINK NETWORK, INC.
               (Exact Name of Issuer as specified in its Charter)

           DELAWARE                          4825                  95-4481766
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                3100 NEW YORK DRIVE, PASADENA, CALIFORNIA 91107
                                 (818) 296-2400
         (Address and Telephone Number of Principal Executive Offices)
                            ------------------------

                     BARRY W. HALL, CHIEF FINANCIAL OFFICER
                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107
                                 (818) 296-2400
           (Name, address and telephone number of agent for service)
                            ------------------------

                                   COPIES TO:

         Scott M. Hobby, Esq.                       Alan Singer, Esq.
       J. Stephen Hufford, Esq.                Morgan, Lewis & Bockius LLP
    W. Tinley Anderson, III, Esq.                 2000 One Logan Square
          Hunton & Williams                  Philadelphia, Pennsylvania 19103
    NationsBank Plaza, Suite 4100                     (215) 963-5000
       600 Peachtree Street, NE
        Atlanta, Georgia 30308
            (404) 888-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS       SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996


                                2,000,000 SHARES

                    EARTHLINK NETWORK-REGISTERED TRADEMARK-

                                  COMMON STOCK

    ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY EARTHLINK NETWORK, INC. (THE "COMPANY"). PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMPANY'S COMMON STOCK. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $14.00 AND $16.00 PER SHARE. FOR FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE, SEE "UNDERWRITING." THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ELNK."


    UP TO 10% OF THE COMMON STOCK OFFERED HEREBY MAY BE RESERVED FOR EMPLOYEES, DIRECTORS AND FRIENDS OF THE COMPANY. SEE "UNDERWRITING."


          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING
                                                         DISCOUNTS AND       PROCEEDS TO
                                     PRICE TO PUBLIC    COMMISSIONS (1)      COMPANY (2)
                                    -----------------  -----------------  -----------------
Per Share.........................          $                  $                  $
Total (3).........................          $                  $                  $

(1) FOR INFORMATION REGARDING INDEMNIFICATION OF THE UNDERWRITER, SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES OF THE OFFERING PAYABLE BY THE COMPANY, ESTIMATED AT $500,000.

(3) THE COMPANY HAS GRANTED THE UNDERWRITER AN OPTION, EXERCISABLE FOR 30 DAYS
    FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE UP TO       ADDITIONAL SHARES
    OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND
    COMMISSIONS AND PROCEEDS TO COMPANY WILL BE $       , $       AND $       ,
    RESPECTIVELY. SEE "UNDERWRITING."

                            ------------------------

        THE SHARES OF COMMON STOCK ARE OFFERED BY THE UNDERWRITER, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY IT AND SUBJECT TO ITS RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF
THE SHARES WILL BE MADE IN NEW YORK, NEW YORK ON OR ABOUT          , 1996.

                            INVEMED ASSOCIATES, INC.


               THE DATE OF THIS PROSPECTUS IS            , 1997.

    [GATEFOLD PAGES SHOWING VARIOUS SCREEN IMAGES FROM THE EARTHLINK NETWORK WORLD WIDE WEB SITE, SCREENS FROM THE EARTHLINK REGISTRATION SOFTWARE AND PICTURES OF PRODUCTS WITH WHICH THE EARTHLINK NETWORK TOTALACCESS SOFTWARE PRODUCT IS BUNDLED AND OFFERED BY VARIOUS OF THE COMPANY'S AFFINITY MARKETING PARTNERS]

                     THE EARTHLINK INTERNET USER EXPERIENCE

EarthLink focuses on providing reliable access, useful information, assistance and services to its customers to encourage their introduction to the Internet and help them have a satisfying user experience.

            GAINING ACCESS TO THE INTERNET THROUGH EARTHLINK NETWORK

The EarthLink Network-R- TotalAccess-TM- software package enables quick and easy Internet access. A customer simply inserts the EarthLink Network-R-TotalAccess-TM- disk into the computer and follows the step-by-step instructions to register on-line for a new EarthLink account and gain access to the resources of the Internet.

EarthLink Network-R- TotalAccess-TM- guides customers through a simple account registration procedure. EarthLink provides a toll-free customer support number, staffed 24 hours a day.

Once on the Internet, the customer can access a variety of EarthLink services, such as the EarthLink Store, The Daily Blink-TM- on-line newsletter and The Arena-TM-, EarthLinks' multi-player Internet game area.

                            [INSIDE BACK COVER PAGE]

EarthLink Network-R- has established relationships with a number of affinity marketing partners through which the Company has expanded the reach of its marketing efforts.

Trademarks are property of their respective owners. EarthLink Network-R-TotalAccess-TM- is a trademark of EarthLink Network, Inc. Netscape Navigator-TM-is a trademark of Netscape Communications Corporation. T@P Online is a trademark of MarketSource Corporation. LAUNCH-TM- is a trademark of 2Way Media, Inc. Activision-R- and Zork are registered trademarks. Spycraft-TM-: The Great Game and Zork Nemesis are trademarks of Actvision, Inc. CNN-TM-, CNN Interactive-TM-, CNN Learning-TM-, and each of their logos are trademarks of Cable News Network, Inc. Smart Ventures-TM- is a trademark for American Institute for Financial Research, Inc. DealerNet-TM- is a trademark of the Reynolds & Reynolds Company.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE AUTOMATIC CONVERSION, UPON CONSUMMATION OF THIS OFFERING, OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK INTO 1,363,624 SHARES OF COMMON STOCK AND ALSO ASSUMES THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING." THE PROSPECTUS REFLECTS A ONE-FOR-TWO REVERSE STOCK SPLIT EFFECTIVE ON DECEMBER 4, 1996. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    EarthLink Network, Inc. ("EarthLink" or the "Company") is an Internet service provider ("ISP") that was formed to help users derive meaningful benefits from the extensive resources of the Internet. The Company focuses on providing reliable access, useful information, assistance and services to its customers to encourage their introduction to the Internet and to help them have a satisfying user experience.

    The Company believes that many users have not been able to enjoy the benefits of the Internet. Particularly for non-technical users, access to the Internet is often difficult. In addition, for some users the volume and lack of organization of the information on the Internet makes accessing useful information and entertainment an intimidating task. EarthLink's principal strategy is to rapidly expand its customer base and retain those customers who use its services principally by addressing these problems. The Company provides its services through its EarthLink Network TotalAccess software ("TotalAccess"), which is designed to simplify access to the Internet through an online registration feature and a "point and click" graphical user interface. This software permits users to browse the Internet through use of Netscape Communications Corporation's ("Netscape") Navigator ("Netscape Navigator") or Microsoft Corporation's ("Microsoft") Internet Explorer ("Microsoft Explorer") (one or the other of which is included in each copy of TotalAccess), or any other third-party browser that a customer may wish to use. The Company also provides useful information to users through its extensive World Wide Web site. On this site, users can find technical assistance information, an on-line newsletter, links to numerous popular categories of information and entertainment and many other items and services designed to enhance users' satisfaction with their Internet experience. In addition, the Company provides a monthly printed newsletter, as well as 24 hour customer and technical support.

    The Company markets its services through print advertisements, an affinity marketing program, a customer referral program and other marketing activities. Its affinity marketing program includes relationships with, among others, prominent print publication, software and hardware companies. For example, Macmillan Publishing USA bundles TotalAccess with several Internet-related book titles. Customer referrals have also been an important source of new customers, and the Company provides economic incentives to its customers to encourage these referrals. The Company believes that these programs are a cost-effective means of acquiring new customers.

    The Company believes that its long-term success largely depends on maintaining customer satisfaction with its services. Therefore, the Company will continue to devote substantial resources to enhancing its service offerings, expanding its technical support staff and expanding its World Wide Web site.

    EarthLink also seeks to enhance its revenues by offering business services, including business Web sites, high-speed ISDN communications capability and frame relay connectivity. In addition, the Company offers consumer services such as multiplayer Internet games and the EarthLink online store.

    The Company has achieved a nationwide presence, without incurring significant capital costs, by leasing access to dial-up points-of-presence ("POPs") from UUNET Technologies, Inc. ("UUNET") on a non-exclusive basis. The Company also operates its own POPs in California. In addition, EarthLink has agreed to lease POP access from PSINet, Inc. ("PSINet") on a non-exclusive basis and the Company anticipates that its customers will have Internet access through PSINet's POPs beginning in early 1997. The Company plans to expand its own POPs in Northern California within the next year and will consider establishing its own POPs in other areas if there is sufficient concentration of customers to support the required capital investment.

    The Company was incorporated as a California corporation in May 1994 and reincorporated as a Delaware corporation in June 1996. The Company's principal executive offices are located at 3100 New York Drive, Pasadena, California 91107, and its telephone number is (818) 296-2400.

                                  THE OFFERING

Common Stock Offered..........................  2,000,000 shares
Common Stock Outstanding after this
 Offering.....................................  9,386,348 shares (1)
Use of Proceeds...............................  To finance sales and marketing activities, leasehold improvements and investments in
                                                network equipment, information systems and
                                                office equipment, new service introductions
                                                and for working capital and other general
                                                corporate purposes, including the repayment
                                                of indebtedness and possibly acquisitions.
Nasdaq National Market Symbol.................  ELNK
Risk Factors..................................  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

---------------

(1) Based on shares of Common Stock outstanding as of October 31, 1996, and 1,363,624 additional shares of Common Stock that will be outstanding upon consummation of this Offering pursuant to the automatic conversion of all of the Company's outstanding shares of Series A Convertible Preferred Stock. This amount excludes (i) 1,005,750 shares of Common Stock subject to options outstanding under the Company's 1995 Stock Option Plan having a weighted average exercise price of $7.40 per share, (ii) 1,331,438 shares of Common Stock subject to outstanding warrants and non-plan stock options having a weighted average exercise price of $5.82 per share, (iii) 244,250 and 62,500 shares of Common Stock reserved for future grant of options under the Company's 1995 Stock Option Plan and Directors Stock Option Plan, respectively, (iv) up to approximately 382,500 shares of Common Stock into which $5,000,000 of outstanding indebtedness is convertible and (v) 360,000 shares of Common Stock underlying warrants and options that the Company has committed to issue if certain future events occur. See "Capitalization," "Management -- 1995 Stock Option Plan and Other Option and Warrant Issuances," "Management -- Directors Stock Option Plan and Other Director Option Issuances," "Description of Capital Stock" and Notes 7 and 8 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                             INCEPTION                        NINE MONTHS ENDED
                                                           (MAY 26, 1994)   YEAR ENDED   ----------------------------
                                                              THROUGH      DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                                           DEC. 31, 1994       1995          1995           1996
                                                           --------------  ------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
  Total revenues.........................................    $      111     $    3,028     $   1,447     $    20,162
  Loss from operations...................................          (148)        (6,018)       (2,914)        (21,240)
  Net loss...............................................          (148)        (6,120)       (2,972)        (21,809)
  Net loss per share (1).................................    $    (0.04)    $    (1.15)    $   (0.59)    $     (3.15)
  Weighted average shares
   outstanding (1).......................................         4,062          5,312          5,005          6,924


                                                                                      SEPTEMBER 30, 1996
                                                                          -------------------------------------------
                                                                            ACTUAL    PRO FORMA (2)   AS ADJUSTED (3)
                                                                          ----------  --------------  ---------------
BALANCE SHEET DATA:
  Working capital (deficit).............................................  $   (6,439)  $     (6,439)    $    18,011
  Total assets..........................................................      26,033         31,033          50,483
  Capital lease obligations, net of current portion.....................       5,388          5,388           5,388
  Total liabilities.....................................................      23,941         28,941          20,991
  Accumulated deficit...................................................     (26,816)       (26,816)        (26,816)
  Stockholders' equity (deficit)........................................     (11,921)       (11,921)         29,492


------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of weighted average shares outstanding used in the net loss per share computation.

(2) Adjusted to give effect to the issuance of a $5.0 million convertible promissory note, as if such event occurred on September 30, 1996.

(3) Adjusted to reflect the automatic conversion upon consummation of this Offering of the Series A Convertible Preferred Stock into 1,363,624 shares of Common Stock, the sale of the 2,000,000 shares of Common Stock offered hereby and application by the Company of a portion of the estimated net proceeds therefrom (after deduction of estimated offering expenses and underwriting discounts and commissions) to repay certain indebtedness. See "Use of Proceeds" and "Capitalization."

    "EARTHLINK NETWORK-REGISTERED TRADEMARK-," "EARTHLINK NETWORK
TOTALACCESS-TM-," "BLINK-TM-," "THE ARENA-TM-" AND THE EARTHLINK LOGO ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS INCLUDES TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS AND RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND EXPECTATIONS OF FUTURE LOSSES

    The Company was founded in May 1994 and began offering its services in July 1994. Accordingly, the Company has only a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants into the Internet services industry. The Company had net losses of approximately $6.3 million from inception through 1995 and of approximately $21.8 million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of approximately $26.8 million (exclusive of $1.3 million of losses incurred while the Company was an S Corporation for tax purposes, which, upon the Company's conversion to C Corporation status in June 1995, were charged to the Company's capital accounts). The Company expects that it is likely to continue to incur net losses as it continues to expend substantial resources on sales, marketing and administration, build its network systems, develop new service offerings and improve its management information systems. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs such as Bolt Beranek & Newman, Inc. ("BBN"), IDT Corporation ("IDT"), MindSpring Enterprises, Inc. ("MindSpring"), Netcom On-line Communication Services, Inc. ("NETCOM"), PSINet and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"); (v) regional Bell operating companies ("RBOCs"); (vi) cable operators such as Comcast Corporation ("Comcast"), Tele-Communications, Inc. ("TCI") and Time Warner, Inc. ("Time Warner"); and
(vii) nonprofit or educational ISPs.

    The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. Among other competitors who have recently introduced or enhanced their Internet offerings, AT&T has recently expanded its Internet services offerings. The Company believes that AT&T's expansion has substantially increased pricing pressure in the industry. In addition, certain of the Company's online competitors, including America Online, the Microsoft Network and Prodigy, have recently announced unlimited access to the Internet and their proprietary content at flat rates that are equal to the Company's monthly flat rate, and do not require a set-up fee. Certain of the RBOCs have also announced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). As a result, competition for active users of Internet services should intensify. There can be no assurance that the

Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise.

    Competition is also expected to focus increasingly on overseas markets, in which Internet services are just beginning to be introduced. The Company is not presently seeking to penetrate overseas markets. To the extent that the ability to provide Internet services overseas becomes a competitive advantage in the Internet services industry, the failure of the Company to penetrate overseas markets may result in the Company being at a competitive disadvantage relative to other Internet access providers.

    There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. See "-- Dependence on Third-Party Network Providers," "-- New and Uncertain Market; Dependence on Continued Growth in Use of the Internet; Uncertainty of Customer Retention," "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "-- Dependence on Affinity Marketing and Distribution Relationships," "Business -- Competition" and "-- Government Regulation."

RISKS ASSOCIATED WITH MANAGEMENT OF POTENTIAL GROWTH

    The Company's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, financial and information systems resources. To accommodate its current size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems is required to accommodate its growth. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the Company to manage effectively its future growth would have a material adverse effect on the Company.

    Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding customer base, and the Company has experienced difficulties satisfying the demand for its Internet services. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to facilitate the Company's growth. In addition, delays have occurred in establishing Internet accounts for the Company's customers, and customers have experienced significant delays in contacting, and in receiving responses from, the Company's customer and technical support personnel. There can be no assurance that the Company will be able to establish accounts or provide customer or technical support on a timely basis, or that any delays will not result in a loss of customers. The Company believes that its ability to provide timely access for customers and adequate customer and technical support largely will depend on its ability to attract, identify, train, integrate and retain qualified personnel. Failure to provide adequate customer and technical support services would adversely affect the Company's ability to maintain and increase its customer base, and could therefore have a material adverse effect on the Company. See "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks,"
"-- Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Employees."

DEPENDENCE ON THIRD-PARTY NETWORK PROVIDERS

    As of October 31, 1996, the Company maintained 20 Company-owned POPs and provided Internet access through an additional 336 UUNET POPs to which it has access on a non-exclusive basis. The Company is dependent on UUNET, a third-party provider of Internet network infrastructure, to continue to provide the Company's customers with access to the Internet through UUNET's systems of POPs. The Company recently executed an agreement with PSINet to access PSINet's nationwide system of POPs on a non-exclusive basis. The Company anticipates that its customers will have Internet access through PSINet POPs in early 1997. The Company's agreement with UUNET has a term expiring in March 1999 (subject to earlier cancellation after

March 1998 upon one year's prior notice, but provided that if this notice is given, EarthLink is required to begin to reduce its usage of UUNET's POPs in accordance with a schedule set forth in the agreement). Unless otherwise terminated prior to or at the end of its current term, the agreement automatically renews for consecutive one-year terms. The PSINet agreement has a term expiring in July 1998 after which it is automatically renewed for consecutive one-year terms unless prior notice of termination is given.

    Both UUNET and PSINet provide POP access to ISPs other than the Company and to entities offering online services. UUNET provides such access to, among others, Microsoft for the Microsoft Network, a competitor of the Company. The Microsoft Network has recently announced unlimited access to the Internet at a flat rate, which, the Company believes, has substantially increased utilization of UUNET POPs by subscribers to the Microsoft Network. Microsoft is a stockholder of UUNET's parent corporation, MFS Communications Company, Inc. ("MFS"), and therefore could be granted preferred access to UUNET's system of POPs. Accordingly, if customer usage of the Microsoft Network materially increases, the Company's access to UUNET's system of POPs may be limited and the Company's customers may experience increased difficulties in gaining access to the Internet. As usage of UUNET's and PSINet's POPs by other ISPs' and online service providers' customers increases, system performance experienced by EarthLink's customers may degrade and POP access may become limited. UUNET and PSINet also independently compete with the Company.

    UUNET was recently acquired by MFS, a supplier of local and long distance telephone service. In August 1996, MFS and WorldCom, Inc. ("WorldCom") announced that MFS and WorldCom had executed a definitive agreement for the merger of MFS into WorldCom. The parties also announced that they expect to consummate this merger late in 1996 or during the first quarter of 1997. There can be no assurance that, following the expiration of the Company's current agreement with UUNET, the Company will continue to have access to UUNET's POPs or that such access, if provided, will be available to the Company on acceptable terms.

    The Company's customers generally pay a fixed monthly fee for the Company's Internet services. Under the Company's current agreement with UUNET, the Company pays UUNET a monthly fee equal to the greater of a specified minimum or an amount that varies based primarily on peak customer usage. The Company also pays UUNET an additional fee to the extent that hours of usage exceed a formula set forth in the agreement. The Company has recently experienced increasing per customer usage of its services. If the number of hours used by EarthLink customers accessing the Internet through UUNET increases beyond the amount provided for in the agreement or the usage becomes more concentrated during peak times, the fees paid by the Company to UUNET would increase, which would adversely affect the Company's operating margins. The UUNET agreement also provides that in the event of regulatory or legislative changes having a structural impact on the ISP marketplace which materially increase UUNET's costs, EarthLink will renegotiate the agreement in good faith at UUNET's request. There can be no assurance that EarthLink and UUNET will be able to renegotiate the UUNET agreement with terms acceptable to UUNET and EarthLink or that any renegotiation would not result in additional costs to the Company. Any such renegotiated agreement or the failure to renegotiate the agreement could have a material adverse affect on the Company.

    As noted above, under the Company's current agreement with UUNET, the Company pays UUNET a monthly fee equal to the greater of a specified minimum or an amount that varies based primarily on peak customer usage. The specified minimum amount increases over the term of the agreement. The Company's operating margins could be adversely affected if the Company is unable to increase its customer base so as to avoid paying the increasing minimum amount. See "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Cost of Revenues," "Business -- EarthLink's Services" and "-- Customers, POPs and Network Infrastructure."

    The inability or unwillingness of one or both of UUNET and PSINet to provide POP access to the Company's customers, or the Company's inability to secure alternative POP arrangements if necessary, would limit the Company's ability to provide Internet access to its customers, and would, in turn, have a material adverse effect on the Company. See "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks."

FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the rates of, and costs associated with, new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, including upgrading the Company's systems and infrastructure, the timing and market acceptance of new and upgraded service introductions, changes in the pricing policies of the Company and its competitors, changes in operating expenses (including telecommunications costs), personnel changes, the introduction of alternative technologies, the effect of potential acquisitions, increased competition in the Company's markets and other general economic factors. In addition, a significant portion of the Company's expenses are fixed; therefore, the Company's operating margins are particularly sensitive to fluctuations in revenues. Due to these factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially and adversely affected.

    In May 1996, the Company entered into an agreement with National Media Corporation ("NMC"), a producer of infomercials and commercials, pursuant to which NMC agreed to produce and broadcast 15-second and 60-second commercials for EarthLink's services. Under this agreement, in addition to certain fees payable to NMC, the Company agreed to issue warrants to NMC to purchase 50,000 shares of Common Stock having an exercise price of $9.76 per share, upon the completion by NMC, subject to the Company's approval, of the 15-second and 60-second commercials, and to issue warrants to NMC to purchase one share of Common Stock for each two customers generated by this relationship, up to 300,000 shares of Common Stock. The exercise price of such additional warrants earned through December 31, 1997 will be $9.76 per share, and thereafter the exercise price will be the fair market value of the Common Stock on the date of grant. Upon issuance of any such warrants, the Company will be required to record in the quarter in which such warrant is issued a non-cash charge against earnings in an amount equal to the fair value of the warrant on the date of issuance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Fluctuations in Quarterly Results."

DEPENDENCE ON NETWORK INFRASTRUCTURE; CAPACITY; RISK OF SYSTEM FAILURE; SECURITY RISKS

    The future success of the Company's business will depend on the capacity, reliability and security of the Company's network infrastructure, including the POP sites to which the Company has access through UUNET and PSINet. The Company will be required to expand and improve this infrastructure as the number of customers and the amount and type of information its customers communicate over the Internet increases, and the means by which customers connect to the Internet evolve. Such expansion and improvement may require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or improve its network infrastructure to meet any additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost, if at all.

    Capacity constraints have occurred, and may occur in the future, both at the level of particular POPs (affecting only customers attempting to use that particular POP) and in connection with system wide services (such as email and news services, which can affect all customers). From time to time, the Company has experienced delayed delivery from suppliers of new telephone lines, modems, servers and other equipment used by the Company in providing its services. Any severe shortage of new telephone lines, modems, servers or other equipment could result in incoming access lines becoming full during peak times, causing busy signals for customers who are trying to connect to the Internet. Similar problems may occur if the Company is unable to expand the capacity of its various network, email, Web and other servers quickly enough to keep pace with demand from the Company's expanding customer base. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. Further, if the Company does not maintain sufficient capacity in its network connections, customers will experience a general slow down of all services on the Internet. Any of these events could cause customers to terminate use of the Company's services. Accordingly, any failure of the Company to expand or enhance its network infrastructure on a timely basis, or to adapt it to an expanding customer base, changing customer requirements or evolving industry standards, could have a material adverse effect on the Company. See "-- Dependence on Third-Party Network Providers" and "Business -- Customers, POPs and Network Infrastructure."

    The Company's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquake, power loss, telecommunication failure and similar events. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters and network hub or at POPs through which customers connect to the Internet could cause interruptions in the services provided by the Company. For example, in October 1996, the Company experienced a power outage at its network hub in Los Angeles, which caused a several hour system wide disruption of the Company's Internet services. Services were restored when the Company installed a backup power source. The Company's computer equipment, including critical equipment dedicated to its Internet services, is located in Los Angeles and Pasadena, California. The Company will relocate its data center from Los Angeles to a facility adjacent to its Pasadena headquarters in the near future. The risks associated with such a move include network and services down time, loss of data, loss of system integrity and the risk of system failure. The occurrence of any of these events could have a material adverse effect on the Company's ability to provide Internet services to its customers, and, in turn, on the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company, which could have a material adverse effect on the Company.

    The Company's network infrastructure, including the POP sites to which the Company has access through UUNET and PSINet, is vulnerable to computer viruses and other similar disruptive problems caused by its customers, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions, delays in or cessation of service to the Company's customers, as well as corruption of the Company's or its customers' computer systems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company or those of its customers, which may cause losses to the Company or its customers, or deter certain persons from using the Company's services. The Company expects that its customers may increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to the Company's customers, which could have a material adverse effect on the Company. In addition, there can be no assurance that customers or others will not assert claims of liability against the Company as a result of these events.

    The Company does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunications facilities. Any accident, incident or system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its customers, and, in turn, on the Company. See "-- Risks Associated with Management of Potential Growth," and "-- Dependence on Third-Party Network Providers."

FUTURE ADDITIONAL CAPITAL REQUIREMENTS

    The Company believes that the net proceeds from this Offering, together with other available cash, will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. However, the Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its customer base, the rate of expansion of the Company's network infrastructure, the level of resources required to expand the

Company's marketing and sales organization, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company, as well as the market price of the Common Stock. See "-- Risks Associated with Management of Potential Growth," "-- Dependence or Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS

    The Company relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long distance lines. The Company is subject to potential disruptions in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption. Any such disruptions could have a material adverse effect on the Company.

    In addition, the Company is dependent on certain third-party suppliers of hardware components. Certain components used by the Company in providing its network services are currently acquired from limited sources. The Company also depends on third-party software vendors to provide the Company with much of its Internet software, including Netscape Navigator and Microsoft Explorer, the World Wide Web browser software that the Company licenses from Netscape and Microsoft, respectively. Failure of the Company's suppliers to provide components and products in the quantities, at the quality levels or at the times required by the Company, or an inability by the Company to develop alternative sources of supply if required, could materially adversely affect the Company's ability to effectively support the growth of its customer base in a timely manner and increase its costs of expansion. Moreover, because Netscape Navigator and Microsoft Explorer are the two most widely used Web browsers, the failure of Netscape or Microsoft to continue to provide World Wide Web browser software to the Company could have a material adverse effect on the Company.

    The Company's suppliers and telecommunications carriers also sell or lease services and products to the Company's competitors, and some of these carriers are, and in the future others may become, competitors of the Company. There can be no assurance that the Company's suppliers and telecommunications carriers will not enter into exclusive arrangements with the Company's competitors or otherwise stop selling or leasing their services or products to the Company, which events could have a material adverse effect on the Company. See "-- Competition," "Business -- Supplier Relationships" and "-- Marketing."

DEPENDENCE ON AFFINITY MARKETING AND DISTRIBUTION RELATIONSHIPS

    A significant number of the Company's customers have been generated through its relationships with its affinity marketing partners. The Company relies on these marketing relationships to assist it with distributing TotalAccess, which enables users to register as customers and to access the Company's Internet services. There can be no assurance that the Company's current affinity marketing partners will continue to distribute the Company's software or will be successful in developing new customers for the Company's services. The Company's inability to maintain its affinity marketing relationships or establish new affinity marketing relationships could result in delays and increased costs in expanding its customer base, which could, in turn, have a material adverse effect on the Company. See "Business -- Marketing -- Affinity Marketing Partners Program."

NEW AND UNCERTAIN MARKET; DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET;
UNCERTAINTY OF     CUSTOMER RETENTION

    EarthLink's future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of, and interest in, the Internet, and in particular the World Wide Web, is a recent phenomenon and there can be no assurance that Internet usage will become more widespread, that extensive Internet content will continue to be developed or that extensive Internet content will continue to be accessible at no or nominal cost. The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure or of performance improvements. If use of the Internet does not continue to grow, the Company would be materially and adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will be able to support the demands placed on it by such potential growth. See "-- Risks Associated with Management of Potential Growth."

    The sales, marketing and other costs to the Company of acquiring new customers are substantial relative to the monthly fee derived from such customers. Accordingly, the Company believes that its long-term success largely depends on its ability to retain its existing customers, while continuing to attract new customers. The Company continues to invest significant resources in its infrastructure and customer and technical support capabilities. However, there can be no assurance that such investment will improve customer retention. Because the Internet services market is new and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible, for the Company to predict future customer retention rates. Moreover, intense competition from competitors, some of whom offer many free hours of services for new customers, have most likely caused, and may continue to cause, some of the Company's customers to switch to a competitor's service. In addition, a certain number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors adversely affect the Company's customer retention rates. See "-- Risks Associated with Management of Potential Growth," "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RAPID TECHNOLOGICAL CHANGE

    The market for Internet services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to use leading technologies effectively, to continue to develop its technical expertise, to enhance its existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis and obtain market acceptance. There are currently under development a number of alternative methods for users to connect to the Internet, including cable modems and satellite and other wireless telecommunications technologies. Any failure on the part of the Company to use new technologies effectively, to develop its technical expertise and new services or to enhance existing services on a timely basis, either internally or through arrangements with third parties, could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on the technical and managerial skills of its key employees, including technical, sales, marketing, information systems, financial and executive personnel, and on its ability to identify, hire and retain additional personnel. To accommodate its current size and manage its anticipated growth, the Company must maintain and expand its employee base. Competition for key personnel, particularly persons having technical expertise, is intense, and there can be no assurance that the Company will be able to retain existing personnel or to identify or hire additional personnel. The need for such personnel is particularly important given the strains on the Company's existing infrastructure and the need to anticipate the demands of future growth. In particular, the Company is highly dependent on the continued services of its senior management team, which currently is composed of a small number of individuals, most of whom only recently joined the Company. Of the members of its senior management team, only the Company's President and Chief Executive Officer, Charles G. Betty is a party to an employment agreement with the Company. The Company does not maintain key-man life insurance on the life of any employee. The inability of the Company to attract, hire or retain the necessary technical, sales, marketing, information systems, financial and executive personnel, or the loss of the services of any member of the Company's senior management team, could have a material adverse effect on the Company. See "-- Risks Associated with Management of Potential Growth," "Business -- Employees" and "Management."

GOVERNMENT REGULATION


    The Company provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. The Company is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to the Company's entry into the Internet telephone market. The FCC has requested comments on this petition, but has not set a deadline for issuing a final decision. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.


    The recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company. See "Business -- Government Regulation."

POTENTIAL LIABILITY


    The case law relating to the liability of ISPs and online services companies for information carried on or disseminated through their networks has not yet been definitively established. Several private lawsuits seeking to impose such liability upon ISPs and online services companies are currently pending. Although no such claims have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act imposes fines on any entity that knowingly (i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted "knowingly" has not yet been established although a federal district court panel recently issued a preliminary injunction preventing enforcement of this part of the Telecommunications Act. This decision has been appealed. As the law in this area develops, the potential imposition of liability upon the Company for information carried on and disseminated through its network could require the Company to implement measures to reduce its exposure to such liability.

The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of such expenditure, contesting any such asserted claims or the imposition of liability could have a material adverse effect on the Company.


    Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company.


PROPRIETARY RIGHTS; INFRINGEMENT CLAIMS

    The Company believes that its success is dependent in part on its technology and its continuing right to use such technology. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. It is the Company's policy to require employees, consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology and other proprietary property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The Company has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in the EarthLink Network TotalAccess software product for Windows 3.1, Windows 95 and Macintosh platforms. Most of these licenses have one-year terms and automatically renew for additional one-year terms in the absence of notice of termination from the other party, but are generally terminable earlier upon the occurrence of certain events (and, with respect to Microsoft, is terminable by Microsoft or the Company at will). Applications licensed by the Company include Netscape Navigator, Microsoft Explorer and MacTCP software from Apple Computer, Inc. ("Apple"). There can be no assurance that the Company will be able to maintain its existing licenses or successfully obtain necessary license renewals in the future. The failure to maintain or renew its licenses in the future could have a material adverse effect on the Company.

    There can be no assurance that third parties will not assert that the Company's services and products infringe their proprietary rights. From time to time, the Company has received communications from third parties alleging that certain of the names or marks for the Company's services infringe the trademarks of such parties. To date, no such claims have had an adverse effect on the Company's ability to market and sell its services. However, there can be no assurance that those claims will not have an adverse effect in the future or that other parties will not assert infringement claims against the Company in the future with respect to current or future services. Such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of the Company, and could have a material adverse effect on the Company, particularly if judgments on such claims are adverse to the Company. In the event a claim is asserted alleging that the Company has infringed the proprietary technology or information of a third party, the Company may be required to seek licenses to continue to use such intellectual property. There can be no assurance, however, that such licenses would be offered or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company. See "Business -- Proprietary Rights."

INTEGRATION OF POTENTIAL ACQUISITIONS

    As part of its business strategy, EarthLink may make acquisitions of, or significant investments in, complementary companies, services or technologies, although no such acquisitions or investments are currently pending. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, services and technologies. Such risks include, among other things, the difficulty associated with assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired network facilities, technology, rights and other assets, additional expenses associated with the amortization of acquired intangible assets, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of the integration of new management personnel. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Fluctuations in Quarterly Results."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, FIVE PERCENT STOCKHOLDERS AND AFFILIATED ENTITIES


    The Company's executive officers, directors and holders of more than 5% of the outstanding Common Stock and their affiliates will beneficially own an aggregate of approximately 59.3% of the Company's outstanding shares of Common Stock after this Offering (approximately 57.4% if the Underwriter's over-allotment option is exercised in full). If warrants and options outstanding and exercisable within 60 days of November 30, 1996 were exercised, these percentages would increase to 61.0% and 59.2%, respectively. As a result, these stockholders, acting together, would effectively be able to control most matters requiring approval by the Company's stockholders, including the election of a majority of the Company's directors. See "Principal Stockholders."


BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS


    After consummation of this Offering, current stockholders, including members of management, will benefit from the creation of a public market for the Company's Common Stock and the increase in the market value of the shares held by such persons. Based upon the assumed public offering price of $15.00 per share, the excess of market value over amounts paid for Common Stock (including Common Stock issuable upon conversion of the Series A Convertible Preferred Stock) by executive officers and directors of the Company is approximately $54.6 million. In addition, the excess of the assumed offering price over the aggregate exercise price of options and warrants held by executive officers and directors is approximately $13.0 million.


SHARES ELIGIBLE FOR FUTURE SALE


    Sales of a substantial number of shares of the Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of 5,930,380 shares of Common Stock, 2,727,273 shares of Series A Convertible Preferred Stock (that will be converted into 1,363,624 shares of Common Stock upon completion of this Offering) and warrants, options and convertible debt securities exercisable or convertible into an aggregate of 1,988,890 shares of Common Stock (including all of the Company's officers and directors) have agreed not to sell or otherwise dispose of any of such shares of Common Stock, any such options or warrants to acquire shares of Common Stock or any such securities convertible into shares of Common Stock (or any shares of Common Stock issuable upon exercise of such securities) for a period of one year after the date of this Prospectus without the prior written consent of the Underwriter. However, the Underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Further, the holders of substantially all of the shares of Common Stock outstanding prior to this Offering as well as holders of certain warrants and convertible debt are parties to registration rights agreements. The exercise of these registration rights and subsequent sale of a substantial number of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage proposals or bids to acquire the Company. These provisions could limit the price that investors might be willing to pay for shares of the Common Stock. Certain of such provisions allow the Company to issue Preferred Stock, the rights and preferences of which may be specified by the Board of Directors at any time prior to issuance, without further stockholder approval, and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company also will be subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, could delay, defer or prevent a business combination with an "interested stockholder." Following the first meeting of its stockholders subsequent to this Offering, and provided that there are 800 or more beneficial owners of the Common Stock, the Company anticipates that it will seek stockholder approval to divide its Board into three classes, each serving a staggered three-year term. See "Description of Capital Stock."

NO PUBLIC MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that a regular trading market will develop and continue after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Underwriter and may not be indicative of the market price of the Common Stock following this Offering. Among the factors to be considered in such negotiations are an estimate of the business potential of the Company, the present state of the Company's development, an assessment of the Company's management, prevailing market conditions, the demand for similar securities of comparable companies and other factors deemed relevant. The stock markets have experienced price and volume fluctuations that have particularly affected the stocks of technology companies, resulting in changes in the market prices of the stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this Offering. In addition, the market price of the Common Stock following this Offering may be highly volatile. Factors such as variations in the Company's financial results, comments by securities analysts, announcements of technological innovations or new products by the Company or its competitors, changing government regulations, developments concerning the Company's proprietary rights or litigation may have a material adverse effect on the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

    Assuming an initial public offering price of $15.00 per share, investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution in net tangible book value of the Common Stock of $11.94 per share. To the extent that currently outstanding options, warrants and convertible debt are exercised or converted, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $27,400,000 ($31,585,000 if the Underwriter's over-allotment option is exercised in full) at an assumed initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover page of this Prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.



    EarthLink expects to use the net proceeds of this Offering to finance sales and marketing activities, leasehold improvements, investments in network equipment, information systems and office equipment. In addition, the Company expects to use the net proceeds for new service introductions and for working capital and other general corporate purposes. The Company intends to use a portion of the net proceeds of this Offering to repay all outstanding indebtedness under its 10% Promissory Notes. As of November 30, 1996, approximately $2.95 million was outstanding under the 10% Promissory Notes (which mature in June 1997). The Company also intends to repay all outstanding indebtedness under a promissory note issued to UUNET (which, as of November 30, 1996, had a principal balance of $5.0 million and accrued interest of approximately $42,700), unless UUNET decides to convert the note into Common Stock prior to repayment. The note bears interet at a floating rate of prime plus 2% per annum, and matures in October 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."


    The amounts actually expended for each purpose, other than repayment of the indebtedness described above, will be determined at the discretion of the Company's management. The Company's future capital requirements and the allocation of the net proceeds of this Offering will depend on many factors, including the rate of market acceptance of the Company's services, the Company's ability to expand and maintain its customer base, the rate of expansion of the Company's network infrastructure, the level of resources required to expand the Company's marketing and sales organization, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors. The Company also anticipates that it may use a portion of the net proceeds to acquire complementary product and service lines, technology, equipment, other companies or interests in other companies. While the Company from time to time has engaged in preliminary discussions concerning possible acquisitions, investments or joint ventures, it has no present understandings, commitments, agreements or active negotiations with respect to any such transaction.

    Pending such uses, the net proceeds of this Offering will be invested in government securities or short-term, investment grade, interest-bearing securities. The Company believes that the net proceeds from this Offering, together with other available cash, will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. See "Risk Factors -- Future Additional Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future. The payment of future cash dividends, if any, will be at the sole discretion of the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 1996 (i) the capitalization of the Company, (ii) the pro forma capitalization of the Company giving effect to the issuance by the Company of a convertible note payable in the principal amount of $5,000,000 and (iii) the capitalization of the Company as adjusted to reflect the automatic conversion upon consummation of this Offering of the Series A Convertible Preferred Stock into 1,363,624 shares of Common Stock, the sale of the shares of Common Stock being offered hereby at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom after deduction of estimated offering expenses and underwriting discounts and commissions.


                                                                                      SEPTEMBER 30, 1996
                                                                               ---------------------------------
                                                                                                          AS
                                                                                 ACTUAL     PRO FORMA  ADJUSTED
                                                                               -----------  ---------  ---------
                                                                                        (IN THOUSANDS)

Capitalized lease obligations, net of current portion........................   $   5,388   $   5,388  $   5,388
Convertible debt.............................................................          --       5,000         --
                                                                               -----------  ---------  ---------
        Total debt...........................................................       5,388      10,388      5,388
Redeemable preferred stock...................................................      14,013      14,013         --
Stockholders' equity.........................................................
  Common Stock, $0.01 par value, 50,000,000 shares authorized; 6,022,724 issued and outstanding, actual and pro forma; 9,386,348 shares issued and
   outstanding, as adjusted (1)..............................................          60          60         94
Additional paid-in capital...................................................      14,236      14,236     55,615
Warrants to purchase Common Stock............................................         599         599        599
Accumulated deficit..........................................................     (26,816)    (26,816)   (26,816)
                                                                               -----------  ---------  ---------
        Total stockholders' equity (deficit).................................     (11,921)    (11,921)    29,492
                                                                               -----------  ---------  ---------
        Total capitalization.................................................   $   7,480   $  12,480     34,880
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------


---------------

(1) This amount excludes the following securities outstanding or reserved for future grant as of October 31, 1996: (i) 1,005,750 shares of Common Stock subject to options outstanding under the Company's 1995 Stock Option Plan having a weighted average exercise price of $7.40 per share, (ii) 1,331,438 shares of Common Stock subject to outstanding warrants and non-plan stock options having a weighted average exercise price of $5.82 per share, (iii) 244,250 and 62,500 shares of Common Stock reserved for future grant of options under the Company's 1995 Stock Option Plan and Directors Stock Option Plan, respectively, (iv) up to approximately 382,500 shares of Common Stock into which $5,000,000 of outstanding indebtedness is convertible and
    (v) 360,000 shares of Common Stock underlying warrants and options that the Company has committed to issue if certain future events occur. See "Capitalization," "Management -- 1995 Stock Option Plan and Other Option and Warrant Issuances," "Management -- Directors Stock Option Plan and Other Director Option Issuances," "Description of Capital Stock" and Notes 7 and 8 of Notes to Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Common Stock as of September 30, 1996, assuming the conversion of the Series A Convertible Preferred Stock, was $1,349,000, or approximately $0.18 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding (assuming the issuance, on September 30, 1996, of the Company's Series A Convertible Preferred Stock and the conversion of such stock into shares of Common Stock). After giving effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1996 would have been $28,749,000, or approximately $3.06 per share. This represents an immediate increase in the net tangible book value of $2.88 per share to existing stockholders and an immediate dilution of $11.94 per share to new investors purchasing shares of Common Stock in this Offering. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the net tangible book value per share of Common Stock immediately after completion of this Offering.

    The following table illustrates this per share dilution:

Initial public offering price per share...........................             $   15.00
  Pro forma net tangible book per share value as of September 30,
   1996...........................................................  $    0.18
  Increase per share attributable to the Offering.................       2.88
                                                                    ---------
Pro forma net tangible book value after this Offering.............                  3.06
                                                                               ---------
Dilution per share to new investors...............................             $   11.94
                                                                               ---------
                                                                               ---------

    The following table sets forth, on an as adjusted basis as of September 30, 1996, the difference between the number of shares of Common Stock purchased from the Company (assuming the conversion, on September 30, 1996, of the Company's Series A Convertible Preferred Stock into 1,363,624 shares of Common Stock), the total cash consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, at an assumed initial public offering price of $15.00 per share:


                                             SHARES PURCHASED        TOTAL CONSIDERATION (1)      AVERAGE
                                         ------------------------  ---------------------------     PRICE
                                           NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                         -----------  -----------  --------------  -----------  -----------
Existing stockholders..................    7,386,348       78.7%   $   30,095,000       50.1%    $    4.07
New investors..........................    2,000,000       21.3        30,000,000       49.9         15.00
                                         -----------      -----    --------------      -----
  Total................................    9,386,348      100.0%   $   60,095,000      100.0%
                                         -----------      -----    --------------      -----
                                         -----------      -----    --------------      -----


------------
(1)  Excludes non-cash consideration.

    The foregoing table excludes all outstanding options, warrants and convertible debt. See Notes 7 and 8 of Notes to Financial Statements. The exercise or conversion of outstanding options, warrants and convertible debt having an exercise or conversion price less than the initial public offering price would increase the dilutive effect to new investors illustrated by the foregoing tables.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from inception (May 26, 1994) through December 31, 1994, for the year ended December 31, 1995 and the nine months ended September 30, 1996, and the balance sheet data as of December 31, 1994 and 1995 and September 30, 1996, have been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The selected financial data for the nine months ended September 30, 1995 have been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the period presented.

                                                              INCEPTION
                                                            (MAY 26, 1994)                  NINE MONTHS ENDED
                                                               THROUGH       YEAR ENDED       SEPTEMBER 30,
                                                             DECEMBER 31,   DECEMBER 31,  ----------------------
                                                                 1994           1995        1995        1996
                                                            --------------  ------------  ---------  -----------
                                                                   (in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
  Revenues:
    Recurring revenues....................................    $       53     $    2,422   $   1,057  $    15,914
    Other revenues........................................            58            606         390        4,248
                                                            --------------  ------------  ---------  -----------
      Total revenues......................................           111          3,028       1,447       20,162
  Operating costs and expenses:
    Cost of recurring revenues............................             4          1,055         448       11,736
    Cost of other revenues................................            12            349         105        2,020
    Sales and marketing...................................            37          3,711       1,775        9,867
    General and administrative............................           168          2,062         990        7,838
    Operations and customer support.......................            38          1,869       1,043        9,941
                                                            --------------  ------------  ---------  -----------
      Total operating costs and expenses..................           259          9,046       4,361       41,402
                                                            --------------  ------------  ---------  -----------
  Loss from operations....................................          (148)        (6,018)     (2,914)     (21,240)
  Interest expense........................................            --           (136)        (70)        (683)
  Interest income.........................................            --             34          12          114
                                                            --------------  ------------  ---------  -----------
      Net loss............................................    $     (148)    $   (6,120)  $  (2,972) $   (21,809)
                                                            --------------  ------------  ---------  -----------
                                                            --------------  ------------  ---------  -----------
  Net loss per share (1)..................................    $    (0.04)    $    (1.15)  $   (0.59) $     (3.15)
                                                            --------------  ------------  ---------  -----------
                                                            --------------  ------------  ---------  -----------
  Weighted average shares outstanding (1).................         4,062          5,312       5,005        6,924


                                                                    DECEMBER 31,              SEPTEMBER 30,
                                                            ----------------------------  ----------------------
                                                                 1994           1995        1995        1996
                                                            --------------  ------------  ---------  -----------
BALANCE SHEET DATA:
  Working capital (deficit)...............................    $      (62)    $   (1,976)  $   1,365  $    (6,439)
  Total assets............................................           186          4,874       4,554       26,033
  Capital lease obligations, net of current portion.......            --            355         211        5,388
  Total liabilities.......................................            89          4,584       2,239       23,941
  Accumulated deficit.....................................          (148)        (5,007)     (1,859)     (26,816)
  Total stockholders' equity (deficit)....................            97            290       2,316      (11,921)

---------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of weighted average shares outstanding used in the net loss per share computation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    EarthLink is an ISP that was formed to help users derive meaningful benefits from the extensive resources of the Internet. The Company began offering its services in July 1994. Since inception, the growth in the Company's customer base along with an expansion of service offerings has resulted in significant increases in revenues and related expenses. As a result, period-to period comparisons of the Company's results of operations may not be as meaningful as these comparisons would be for mature companies.

    The Company's standard EarthLink Network service provides unlimited Internet access for a one-time registration fee of $25.00 and a flat monthly fee of $19.95, which is generally collected from a pre-authorized credit card account. In addition to its standard service, the Company offers a number of premium, add-on and other services which can increase the speed of, or add features to, the capabilities of the standard service. Prices and billing methods for premium, add-on and other services vary. See "Business -- EarthLink's Services."

    The Company has experienced net losses since it commenced operations and had net losses of approximately $6.3 million from inception through 1995 and of approximately $21.8 million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of approximately $26.8 million (exclusive of $1.3 million of losses incurred while the Company was an S Corporation for tax purposes, which, upon the Company's conversion to C Corporation status in June 1995, were charged to the Company's capital accounts). The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales, marketing and administration, build its infrastructure, develop new service offerings and improve its management information systems. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

    The Company's principal strategy is to expand rapidly and retain its customer base. To realize this strategy, the Company intends to increase its investment in sales and marketing. Also, the Company plans to add administrative infrastructure, increase customer and technical support capability and build network infrastructure to meet customer demand. The sales and marketing and other costs to the Company of acquiring new customers are substantial relative to the monthly fee derived from such customers. Accordingly, the Company's long-term success depends largely upon its ability to retain its existing customers, while continuing to attract new customers.

    The market for the Company's services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced new services for access to the Internet. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet services and products. To address these risks, the Company must, among other things, continue to attract, retain and motivate qualified persons, and continue to upgrade its infrastructure, including its information systems, technologies and services. There can be no assurance that the Company will be successful in addressing such risks. See "Risk Factors."

RESULTS OF OPERATIONS

    REVENUES. Recurring revenues consist of monthly fees charged to customers for Internet access and other ongoing services. Other revenues generally represent one-time setup fees. Recurring revenues are recognized over the period for which the services are performed.

    For the period from inception, May 26, 1994, through December 31, 1994 (the "Inception Period") and the year ended December 31, 1995, recurring revenues were approximately $53,000 and $2.4 million, respectively. Other revenues for the same periods were approximately $58,000 and $606,000, respectively. Recurring revenues were approximately $1.1 million and $15.9 million for the nine months ended September 30, 1995 and September 30, 1996, respectively. Other revenues were approximately $390,000 and

$4.2 million for the nine months ended September 30, 1995 and September 30, 1996, respectively. The increase in recurring revenues in 1995 as compared to the Inception Period is primarily attributable to the Company being operational for the full year in 1995 and an increase in the number of customers during that period. Revenues for the nine months ended September 30, 1996 increased over revenues for the nine months ended September 30, 1995 as a result of an increase in the number of customers. The increase in revenues was partially offset by credits given to customers under the Company's customer referral program. Under this program, the Company waives one month of service fee in consideration for each new customer referred by an existing customer. This waived service fee results in a reduction to revenue. The increase in other revenues for 1995 as compared to the Inception Period is primarily attributable to an increase in the number of customers added in 1995 and one-time set-up fees collected from customers. Other revenues for the nine months ended September 30, 1996 increased over other revenues in the nine months ended September 30, 1995 as a result of an increase in the number of new customers during that period and one-time set-up fees collected from customers. From time to time, the Company waives the one-time set-up fee it charges new customers. As competition in the ISP market intensifies, the Company may find it necessary to waive the one-time set-up fee to remain competitive. Therefore, revenues from the one-time set-up fee are expected to decrease in future periods.

    COST OF REVENUES. Cost of revenues consists of cost of recurring revenues and cost of other revenues. Cost of recurring revenues principally includes telecommunications expenses and depreciation expense on equipment used in network operations for ongoing customer services. Included in telecommunications cost are fees paid to UUNET for local access to its nationwide system of POPs. Cost of other revenues principally includes expenses related to the registration of new customers. These costs include licensing fees for software, software duplication costs and commissions paid to third parties for referring new customers to the Company.

    For the year ended December 31, 1995, cost of recurring revenues increased to approximately 44% of recurring revenues, up from 8% of recurring revenues for the Inception Period. This increase was due to increased hourly customer usage and the Company's expansion of its POP sites. Cost of recurring revenues for the nine months ended September 30, 1996 increased to approximately 74% of recurring revenues, up from 42% of recurring revenues for the nine months ended September 30, 1995 due to increased hourly customer usage and the Company's expansion to nationwide service through its relationship with UUNET. During these periods, the Company paid UUNET a fixed monthly fee per customer plus a variable amount based on customer usage in excess of a threshold number of hours per month. The Company's agreement with UUNET was amended as of October 1996 such that the key variable component is peak usage rather than hourly usage. As the Company continues to expand, the Company anticipates that it may build and use additional Company-owned POPs in those geographical areas where there is a sufficient concentration of customers to support the cost of such investment.

    The Company's customers generally pay a fixed monthly fee for the Company's Internet services. Under the Company's current agreement with UUNET, the Company pays UUNET a monthly fee equal to the greater of a specified minimum or an amount that varies based primarily on peak customer usage. The Company also pays UUNET an additional fee to the extent that hours of usage exceed a formula set forth in the agreement. The Company has recently experienced increasing per customer usage of its services. If the number of hours used by EarthLink customers accessing the Internet through UUNET increases beyond the amount provided for in the agreement or the usage becomes more concentrated during peak times, the fees paid by the Company to UUNET would increase, which would adversely affect the Company's operating margins. The UUNET agreement also provides that in the event of regulatory or legislative changes having a structural impact on the ISP marketplace which materially increase UUNET's costs, EarthLink will renegotiate the agreement in good faith at UUNET's request. There can be no assurance that EarthLink and UUNET will be able to renegotiate the UUNET agreement with terms acceptable to UUNET and EarthLink or that any renegotiation would not result in additional costs to the Company. Any such renegotiated agreement or the failure to renegotiate the agreement could have a material adverse affect on the Company.

    As noted above, under the Company's current agreement with UUNET, the Company pays UUNET a monthly fee equal to the greater of a specified minimum or an amount that varies based primarily on peak customer usage. The specified minimum amount increases over the term of the agreement. The Company's operating margins could be adversely affected if the Company is unable to increase its customer base so as to avoid paying the increasing minimum amount. See "Business -- EarthLink's Services" and "-- Customers, POPs and Network Infrastructure."

    SALES AND MARKETING. Sales and marketing expenses consist primarily of sales commissions, salaries, cost of promotional material, advertising, travel and third-party sales commissions. Sales and marketing expenses were approximately $37,000, or 33% of revenues, and $3.7 million, or 123% of revenues, for the Inception Period and the year ended December 31, 1995, respectively. Sales and marketing expenses were approximately $1.8 million, or 123% of revenues, and $9.9 million, or 49% of revenues, for the nine months ended September 30, 1995 and September 30, 1996, respectively. These period-to-period increases have primarily resulted from increased emphasis on marketing the Company's services, expanding sales and marketing efforts nationwide, increased sales commissions and increased marketing personnel. The Company intends to aggressively promote EarthLink's services and as a result expects further significant increases in sales and marketing expenses in future periods. The Company does not capitalize costs associated with the acquisition of customers.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of costs associated with the finance and accounting and human resources departments, professional expenses, rent and expenses, principally compensation, related to certain executive officers and bad debts. General and administrative expenses were approximately $168,000 and $2.1 million for the Inception Period and the year ended December 31, 1995, respectively. General and administrative expenses were approximately $990,000 and $7.8 million, for the nine months ended September 30, 1995 and September 30, 1996, respectively. Since inception, general and administrative expenses have increased as a result of increased employee headcount, rent and other general and administrative expenses. During the nine months ended September 30, 1996, the Company hired a number of senior management personnel, moved into a new headquarters building and engaged professional consultants to assist in the development of an administrative infrastructure to accommodate anticipated increases in the number of customers and employees, which resulted in a significant increase in general and administrative expenses as compared to the same period in 1995. General and administrative expenses for the nine months ended September 30, 1996, included bad debt expense of $1.7 million resulting from difficulties in billing customers and in disconnecting late-paying customers on a timely basis. In addition, in September 1996, the Company issued 37,500 shares of Common Stock as consideration for the termination of a consulting agreement. The value of the stock, $413,000, was included in general and administrative expenses for the nine months ended September 30, 1996. Management intends to implement new information systems and continue to expand staff in order to support anticipated customer and operational growth. As a result, the Company expects general and administrative expenses to increase in future periods.


    OPERATIONS AND CUSTOMER SUPPORT. Operations and customer support expenses consist primarily of expenses associated with technical support and customer service to register and maintain customer accounts. Operations and customer support expenses were approximately $38,000, or 34% of revenues, and $1.9 million, or 62% of revenues, for the Inception Period and the year ended December 31, 1995, respectively. Operations and customer support expenses were approximately $1.0 million, or 72% of revenues, and $9.9 million, or 49% of revenues, for the nine months ended September 30, 1995 and September 30, 1996, respectively. These expenses have increased significantly since the Company's inception. This trend reflects the costs associated with building a customer service organization to support the Company's customer base and anticipated customer growth. The Company intends to continue to increase expenditures for operations and customer support.

    INCOME TAXES. No provision for federal or state income taxes has been recorded as the Company incurred net operating losses through September 30, 1996. At September 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $24.7 million, which begin to expire in 2010. The Internal Revenue Code of 1986, as amended, includes provisions that limit the net operating loss carryforwards for use in a given year if significant ownership changes have occurred. The Company expects that this Offering will result in an ownership change limiting the Company's ability to utilize net operating loss carryforwards to offset future income, if any. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability. Prior to July 1995, the Company was taxed as an S Corporation under the Internal Revenue Code. As a result, losses totaling approximately $2.8 million flowed directly to the stockholders during the period and are not included in the amount of net operating loss carryforwards.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the rates of, and costs associated with, new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, including upgrading the Company's systems and infrastructure, the timing and market acceptance of new and upgraded service introductions, changes in the pricing policies of the Company and its competitors, changes in operating expenses (including telecommunications costs), personnel changes, the introduction of alternative technologies, the effect of potential acquisitions, increased competition in the Company's markets and other general economic factors. In addition, a significant portion of the Company's expenses are fixed; therefore, the Company's operating margins are particularly sensitive to fluctuations in revenues.


    In May 1996, the Company entered into an agreement with NMC, a producer of infomercials and commercials, pursuant to which NMC agreed to produce and broadcast 15-second and 60-second commercials for EarthLink's services. Under this agreement, for customers who, in response to these commercials, subscribe to and pay for the Company's services for 60 days from the date of registration, the Company is obligated to pay NMC, at NMC's one-time election made prior to the first airing of any such commercials, either a $45.00 per customer fee or fees equal to 7% of all revenues received from such customers for five years from their registration. In addition, the Company agreed to issue warrants to NMC to purchase 50,000 shares of Common Stock, having an exercise price of $9.76 per share, upon the completion by NMC, subject to the Company's approval, of the 15-second and 60-second commercials, and to issue warrants to NMC to purchase one share of Common Stock for each two customers generated by this relationship, up to 300,000 shares of Common Stock. The exercise price of such additional warrants earned through December 31, 1997 will be $9.76 per share, and thereafter the exercise price will be the fair market value of the Common Stock on the date of grant. Upon issuance of any such warrants, the Company will be required to record in the quarter in which such warrant is issued a non-cash charge against earnings in an amount equal to the fair value of the warrant on the date of issuance.


LIQUIDITY AND CAPITAL RESOURCES

    The Company has not generated net cash from operations since its inception. The Company has funded its operations primarily through private sales of equity securities, borrowings from third parties and capital leases of equipment. The Company's operating activities used net cash of approximately $3.6 million and $11.1 million during 1995 and the nine months ended September 30, 1996, respectively. During 1995 and the nine months ended September 30, 1996, net cash used in operations resulted primarily from net losses, partially offset by increases in trade accounts payable.

    Cash used by investing activities has consisted primarily of equipment purchases for POP and network expansion. For the year ended December 31, 1995 and the nine months ended September 30, 1996, capital expenditures amounted to approximately $2.8 million and $13.6 million, respectively. The Company estimates that capital expenditures for the remainder of 1996 and through the end of 1997 will be approximately $20.0 million including network enhancements, data center expansion, and procurement of telecommunication and office equipment and furniture and fixtures. Where feasible, the Company will seek to finance certain of these expenditures through capital leases.


    Cash from financing activities provided the Company with approximately $8.2 million and $31.9 million during 1995 and the nine months ended September 30, 1996, respectively. The Company's financing activities have consisted of the private sale of debt and equity securities and capital lease transactions, primarily for equipment. From inception through September 30, 1996, the Company raised $29.1 million through the private sale of debt and equity securities and $9.8 million relating to capital lease obligations, respectively. Capital lease obligations generally result from the sale and leaseback of equipment. During the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company financed the acquisition of data processing and office equipment amounting to approximately $556,000 and $9.2 million, respectively, by entering into a number of agreements for the sale and leaseback of equipment. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.



    As of December 31, 1995 and September 30, 1996, the Company had cash and cash equivalents of approximately $290,000 and $8.7 million, respectively, and negative working capital of approximately $2.0 million and $6.4 million, respectively. During the second quarter of 1996, the Company received short-term debt financing (issued in the form of 10% Promissory Notes that mature in June
1997) of $2.95 million from a limited number of investors, including certain directors and existing stockholders. As additional consideration for this investment, EarthLink issued warrants to purchase 98,340 shares of Common Stock having an exercise price of $11.00 per share. Also during the third quarter of 1996, the Company sold 2,727,273 shares of Series A Convertible Preferred Stock to a limited number of investors, including certain directors, existing stockholders, the Underwriter and certain of its affiliates and associates for approximately $15.0 million in the aggregate, or $5.50 per share. In connection with this financing, the Company issued to certain of the investors warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $11.00 per share. The Series A Convertible Preferred Stock will automatically convert into 1,363,624 shares of Common Stock upon the consummation of this Offering. See "Certain Transactions."


    In connection with an amendment of its strategic network services relationship with UUNET, in October 1996, the Company issued a $5.0 million, one-year promissory note to UUNET. This note bears interest at prime plus 2% per annum (an effective rate of 10.25% per annum at December 1, 1996), and is convertible into up to approximately 382,500 shares of Common Stock at a conversion price of between $13.20 and $16.00 per share, depending upon the number of shares of Common Stock, if any, purchased in this Offering by certain investors referred to in the preceding paragraph and the public offering price of the Common Stock in this Offering. See "Certain Transactions."


    EarthLink expects to use the net proceeds of this Offering to finance sales and marketing activities, leasehold improvements, investments in network equipment, information systems, office equipment and new service introductions, and for working capital and other general corporate purposes. The Company intends to use a portion of the net proceeds of this Offering to repay the 10% Promissory Notes. The Company also intends to use a portion of the net proceeds of this Offering to repay its outstanding convertible debt to UUNET, unless UUNET decides to convert such debt to Common Stock prior to repayment. See "Use of Proceeds." The Company also anticipates that it may use a portion of the net proceeds to acquire complementary products and service lines, technology, equipment, other companies or interests in other companies. While the Company from time to time has engaged in preliminary discussions concerning possible acquisitions, investments or joint ventures, it has no present understandings, commitments, agreements or active negotiations with respect to any such transaction. See "Certain Transactions."


    Pending such uses, the net proceeds of this Offering will be invested in short-term, investment grade, interest-bearing securities. The Company believes that the net proceeds from this Offering, together with other available cash will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. However, the Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its customer base, the rate of expansion of the Company's network infrastructure, the level of resources required to expand the Company's marketing and sales organization, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company.

                                    BUSINESS

OVERVIEW

    EarthLink is an ISP that was formed to help users derive meaningful benefits from the extensive resources of the Internet. The Company focuses on providing access, information, assistance and services to its customers to encourage their introduction to the Internet and to help them have a satisfying user experience.

    The Company provides its services through its EarthLink Network TotalAccess software package, which is designed to simplify access to the Internet through an online registration feature and a "point and click" graphical user interface. This software permits users to browse the Internet through use of Netscape Navigator or Microsoft Explorer (one or the other of which is included in each copy of TotalAccess), or any other third-party browser that a customer may wish to use. The Company also provides useful information to its users through its extensive World Wide Web site. On this site, a user can find technical assistance information, an on-line newsletter, links to numerous popular categories of information and entertainment and many other items and services designed to enhance users' satisfaction with their Internet experience. In addition, the Company provides a monthly printed newsletter to its customers, a booklet entitled "Getting the Most Out of EarthLink" and 24 hour customer and technical support.

    The Company markets its services through print advertisements, an affinity marketing program, a customer referral program and other marketing activities. Its affinity marketing programs include relationships with, among others, prominent print publication, software and hardware companies. Customer referrals have also been an important source of new customers, and the Company provides economic incentives to its customers to encourage referrals.

    EarthLink also offers business services, including business Web sites, high-speed ISDN communications capability and frame relay connectivity. In addition, the Company offers consumer services such as multiplayer Internet games and the EarthLink online store.

INDUSTRY BACKGROUND

    The Internet is a collection of computer networks linking millions of public and private computers around the world. Historically, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer email. A number of factors, including the proliferation of communication-enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users.

    The emergence of the World Wide Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The ease and speed of publishing, distributing and communicating text, graphics, audio and video over the Internet has led to a proliferation of Internet-based services, including chat, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as to the development of online communities. In addition, the reduced cost of executing transactions over the Internet provides individuals and organizations with a new means to conduct business.

STRATEGY

    The principal components of EarthLink's growth strategy are as follows:

    RAPIDLY EXPAND ITS CUSTOMER BASE. EarthLink believes that a key to success in the competitive ISP market is to expand its customer base as rapidly as possible to establish a significant revenue base, thereby enhancing its ability to enter into favorable arrangements with affinity marketing partners and providers of content, network access and software enhancements. The Company plans to devote significant effort and financial resources on sales and marketing. The Company also plans to continue print advertising in major computer magazines, expand its radio advertising program, seek to expand its affinity marketing program, maintain a presence at national, regional and local trade shows and continue to offer economic incentives to customers who refer new customers.

    RETAIN THE COMPANY'S EXISTING CUSTOMERS. The sales, marketing and other costs to the Company of acquiring new customers are substantial relative to the monthly fee derived from such customers. Accordingly, the Company believes that its long-term success largely depends on maintaining customer satisfaction with its services. EarthLink plans to devote significant resources to enhancing its network operations capability, its World Wide Web site and its service offerings. In addition, the Company will continue to expand its technical support staff and enhance the staff 's effectiveness by implementing a new call center and providing software tools that can assist the staff in identifying and solving customer problems.

    DEVELOP ADDITIONAL SERVICE OFFERINGS. EarthLink recognizes that the introduction of additional service offerings can serve not only to expand and maintain its customer base, but also, in certain instances, to enhance revenues. Accordingly, the Company has introduced a variety of services for business consumers, including business Web sites, high-speed ISDN communications capability and frame relay connections, each of which involve a monthly service charge plus set-up fees. The Company also plans to expand its service offerings for consumers, including personalized start pages, chat and multiplayer Internet games.

    FOCUS ON CUSTOMER NEEDS. EarthLink seeks to help its customers derive meaningful benefits from the extensive resources of the Internet. In order to maintain its focus on customer needs, the Company has leveraged the infrastructure and software development efforts of others by leasing POP capacity from UUNET (and, in the future, PSINet) and licensing software from software developers. The Company believes that this approach gives it flexibility to rapidly expand its service coverage without the need for substantial capital expenditures. The Company will continue to pursue this strategy so that, in addition to its sales and marketing efforts, it can devote its principal resources to improving its customers' experience with the Internet.

EARTHLINK'S SERVICES

    EarthLink provides a variety of competitively-priced Internet services to consumer and business customers. The Company makes these services available through its EarthLink Network TotalAccess software package. This software incorporates a telephone dialer and email functionality with several leading third-party Internet access tools, including either Netscape Navigator or Microsoft Explorer, thereby providing a functional, easy-to-use Internet access solution for Windows 3.1, Windows 95 and Macintosh platforms. EarthLink Network TotalAccess installation software automatically installs these and other software applications on the customer's computer. The simple point-and-click functionality of EarthLink Network TotalAccess, combined with its easy-to-use registration module, permits online credit card registration, allowing new EarthLink customers to quickly access the Internet.

    The prices quoted below are subject to change.

    STANDARD EARTHLINK NETWORK INTERNET SERVICES. EarthLink provides its customers with a core set of features through its standard Internet service, which provides unlimited access to the Internet as well as the other features and services for a flat monthly fee of $19.95 and a one-time setup fee of $25. The following functionalities are included in the standard EarthLink service:

    INTERNET ACCESS. EarthLink provides customers with direct high-speed access to the Internet and the World Wide Web in a manner that is designed to be reliable and easy to use.

    EARTHLINK NETWORK WEB SITE. EarthLink has developed and maintains its own Web site containing EarthLink content and links to third-party content. EarthLink's in-house staff actively seeks out interesting content from across the World Wide Web and categorizes it into subject areas of interest organized on the EarthLink Web site under topics such as "What's Hot," "Hollywood," "News," "Finance" and "Games." The Company's Web site provides a road map to volumes of information and services available on the Internet. A user can browse the site and click on topics of interest in order to link to desired information. In addition, through search engines and the embedded functionality of Netscape Navigator or Microsoft Explorer, a user can conduct customized searches for other topics.

    EMAIL. Each customer is provided a mailbox, or address, from which to send and receive email. Email functionality allows customers to exchange an unlimited number of multimedia text, graphics, audio and video messages with other EarthLink customers as well as with non-EarthLink Internet users.

    PERSONAL WEB SITES. Each EarthLink customer is provided two megabytes of disk space on the Company's Web server to create his or her own Web home page. This enables each customer to participate in the Internet community by personally adding content to the World Wide Web.

    PUBLICATIONS. EarthLink publishes BLINK, a monthly newsletter, which it mails to each of its customers. Through this publication, the Company provides its customers with useful information, such as tips on how to search for certain categories of information on the Internet and information regarding new EarthLink service offerings, new Internet sites and other items of interest. This publication is also available as an online feature, updated daily, on the EarthLink home page. Additionally, the Company's founder, Sky Dayton, has authored and published a booklet entitled "Getting the Most Out of EarthLink," which the Company provides its new customers subscribing through dial-up sales and provides to all other customers upon request.

    CHAT. Chat enables customers to "talk" with one another in typed text in real time, one-on-one or in groups known as chat rooms.

    PREMIUM EARTHLINK NETWORK SERVICES. In addition to its standard service, the Company offers a variety of premium services, including the following:

    BUSINESS WEB SITES. The Company provides space on its Web server for commercial customers to publish their own Web pages. Monthly fees for business Web sites range from $89 to $439, plus one-time setup fees of $179 to $479, depending on the size of the site and whether the site is a shared or unique address. Each option is also available with an audio feature for an additional charge. Additional charges, based on the volume of users accessing a site, may apply.

    ISDN CAPABILITY. EarthLink offers high-speed ISDN Internet access communication lines on a nationwide basis. ISDN provides a faster, more efficient method for communicating digital data over telephone lines. ISDN speeds are up to four times faster than conventional modem speeds (up to 128 Kbps versus up to 33.6 Kbps). The monthly ISDN service charge is $35 for the first 100 channel hours and $1 for each additional channel hour. A one-time setup fee of $50 is also charged.

    FRAME RELAY CAPABILITY. Frame relay enables direct, high-speed continuous connection of an organization's internal local area network to the Internet using dedicated circuits at speeds ranging from 56 Kbps to 1,536 Kbps. This service enables businesses to connect an entire local area network or high-end workstation to the Internet and provides the fastest data transfer rate generally available. Frame relay service fees range from $335 to $1,675 per month depending on access speeds, data throughput and other data transfer metrics. One-time setup fees range from $495 to $1,995.

    MULTIPLAYER INTERNET GAMES. The Company recently introduced The Arena, a multi-player Internet games service that allows EarthLink and non-EarthLink users to play multimedia games through the EarthLink Network for an hourly fee. The Company creates an incentive for non-EarthLink users to subscribe to EarthLink by charging them a slightly higher fee to participate in The Arena.

    SUPPLEMENTAL SERVICES. To augment its standard and premium services, the Company provides its customers with the following supplemental services:

    ADDITIONAL MAILBOXES. The Company provides additional mailboxes for a per mailbox setup fee of $9.95 and a monthly service fee of $4.95 for those customers who require more than one mailbox for colleagues, employees or family members.

    DOMAIN NAME REGISTRATION. EarthLink provides unique domain names for those customers who prefer an individualized address. Instead of "jsmith@earthlink.net," the user Joe Smith may prefer the name

"joe@smith.com." Or a business user may find greater marketing presence by having a domain name in the name of his business, such as "jsmith@acme.com." EarthLink charges $75 to assist in establishing unique domain names for customers. Customers then pay an annual renewal fee to an Internet domain registration agency.

    800 SERVICE. EarthLink provides 800 number dial-up service for customers who do not have access to a local POP. EarthLink charges customers $24.95 per month for five hours of 800 number service plus a one-time setup fee of $25.00. Additional hours are $4.95 per hour.

TECHNICAL DEVELOPMENT AND SERVICE ENHANCEMENT

    EarthLink places significant emphasis on expanding and refining its services to enhance its customers' Internet experience. EarthLink's technical staff is engaged in a variety of technical development and service enhancement activities, including improvement of the functionality of the Company's EarthLink Network TotalAccess software and reviewing new third-party software products for potential incorporation into TotalAccess. EarthLink also regularly updates and expands the online services provided through the EarthLink Web site. These activities include organizing Web content and the development of online guides, help screens and other user services.

    The Company anticipates the near-term release of the following services:

    PERSONALIZED START PAGE. When customers "sign on" to EarthLink, they generally begin their Internet session at the EarthLink home page and proceed from there to the other sites and services of their choice. A "personalized start page," which the Company plans to introduce in late 1996 or early 1997, will allow customers to customize the page that first appears when they log on to the EarthLink Network. For example, a customer may include short-cuts to favorite Web sites, find advertisements targeted to the customer's interests automatically displayed, change the "look and feel" of the start page and otherwise tailor the start page to accomodate his or her personal preferences.

    PREMIUM SERVICE OFFERINGS. The Company is engaged in ongoing efforts to provide its customers with access to premium services, such as the Wall Street Journal online newspaper and the ESPN sports service. The Company intends to bundle these third-party premium services in packages and offer them to its customers at discounted rates. These services will be billed directly to the user's EarthLink account rather than separately by the provider of the premium services, and will not require EarthLink customers to establish separate user names and passwords to access the premium services.

    ONLINE COMMERCE. The Company recently opened the EarthLink online store, which offers EarthLink branded merchandise that online shoppers may purchase by placing an order through the EarthLink Network via an online credit card transaction. The Company intends to further develop its systems for offering electronic retail services by establishing an online mall through which it can "lease space" to businesses to advertise and sell their products and services.

MARKETING


    As of September 30, 1996, the Company marketed and sold its services through its sales and marketing department comprised of 92 employees. EarthLink's sales and marketing efforts consist of the following programs:


    ADVERTISING. The Company advertises its services in print media and on radio. Included in the advertisement is a toll-free 800 number to contact the Company's internal sales staff. When a potential customer calls the Company's sales staff, the customer is assigned a user name and password. Subsequently, the new customer is sent a copy of EarthLink Network TotalAccess, which the customer uses to log on to the Company's system.

    AFFINITY MARKETING PROGRAM. EarthLink's affinity marketing program promotes the Company through the distribution of the EarthLink Network TotalAccess software package by its affinity marketing partners.

These partners typically bundle EarthLink Network TotalAccess disks with their own goods or services. Marketing partners include MacMillan Publishing USA, Activision, Inc., Micro Warehouse Incorporated, Adobe Systems, Inc., United Airlines, Inc., Iomega Corp., CompUSA, Inc. and Best Buy Co., Inc.

    A significant number of EarthLink's customers have been generated through its relationships with its affinity marketing partners, and the Company believes that its affinity marketing relationships will continue to account for a significant number of new customers. There can be no assurance, however, that the Company's current affinity marketing partners will continue to distribute the Company's software or will continue to generate new customers for the Company's services. The Company's inability to maintain its affinity marketing relationships or establish new affinity marketing relationships could result in delays and increased costs in expanding its customer base, which could, in turn, have a material adverse effect on the Company.

    CUSTOMER REFERRAL PROGRAM. The Company believes that one of its most important marketing tools is its existing customers. In order to encourage customers to refer other users, the Company currently waives one month of service fees per referred customer.

    OTHER MARKETING ACTIVITIES. EarthLink maintains a presence at national trade shows such as Comdex, MacWorld and OnLine Expo, as well as local and regional trade shows. Additionally, the Company markets through computer, Internet and related publications, and bundles EarthLink Network TotalAccess with a few of these publications, either as disks that contain only the EarthLink Network TotalAccess software package or as CD-ROMs that may include numerous other software applications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Fluctuations in Quarterly Results" for additional information concerning a marketing agreement with NMC.

CUSTOMERS, POPS AND NETWORK INFRASTRUCTURE

    As of December 1, 1996 the Company had approximately 200,000 customers.

    The Company presently provides its customers with Internet access primarily through UUNET's nationwide system of POPs. Substantially all of the Company's customers access the EarthLink Network and the Internet by dialing into local POPs. Of these, the Company owns 20 POP sites in California and currently offers additional access through 336 UUNET POPs, to which it has access on a non-exclusive basis. The following map depicts the Company's POP network, as of October 31, 1996:

                                  [MAP]

    Not reflected on this map are the approximately 225 POPs maintained by PSINet, through which the Company has agreed to lease POP capacity on a non-exclusive basis, which the Company anticipates becoming accessible to its customers in early 1997. The Company is dependent on UUNET (and in the future may also be dependent on PSINet) to continue to provide the Company's customers with access to the Internet through its system of POPs. The inability or unwillingness of either or both of these third-party network providers to permit POP access to EarthLink's customers, or the Company's inability to secure alternative POP arrangements, could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Third-Party Network Providers" and "Risk Factors -- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks."


    For customers located in a geographic area not presently serviced by a local POP, the EarthLink Network can be accessed by a toll-free number for which the Company bills customers on an hourly usage basis. The Company's POP sites are connected to the Internet primarily through its network hub in Los Angeles. The Company's network hub is in turn connected directly to the Internet via leased high-speed fiber optic data lines. The Company intends to relocate its network hub from Los Angeles to Pasadena. See "-- Facilities" and "Risk Factors -- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks."

    The Company does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunication facilities. Any accident, incident or system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its customers, and, in turn, on the Company.

CUSTOMER AND TECHNICAL SUPPORT

    The Company believes that reliable customer and technical support is critical to retaining existing and attracting new customers. The Company currently provides the following types of customer and technical support: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; (iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, the Company provides dedicated support for its business customers.

    In order to continue to improve its support services and to deliver those services in a more timely and cost-effective manner, the Company is currently expanding its call center facilities and installing new call management database software. The Company also intends to purchase new call center hardware and software.

    The Company's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, financial and information system resources. Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding customer base, and the Company has experienced difficulties satisfying the demand for its Internet services. There can be no assurance that the Company's infrastructure, information systems, technical staff and resources will be adequate to facilitate the Company's growth. See "Risk Factors -- Risks Associated with Management of Potential Growth."

SUPPLIER RELATIONSHIPS

    The Company is dependent on certain third-party suppliers of hardware components. Certain components used by the Company in providing its network services are currently acquired from limited sources. The Company also depends on third-party software vendors to provide the Company with much of its Internet software, including Netscape Navigator and Microsoft Explorer, the World Wide Web browser software that the Company licenses from Netscape and Microsoft, respectively. Failure of the Company's suppliers to provide components and products in the quantities, at the quality levels or at the times required by the Company, or an inability by the Company to develop alternative sources of supply if required, could materially adversely affect the Company's ability to effectively support the growth of its customer base in a timely manner and result in delays in and increase its costs of expansion. Moreover, because Netscape Navigator and Microsoft Explorer are the two most widely used Web browsers, the failure of Netscape or Microsoft to continue to provide World Wide Web browser software to the Company could have a material adverse effect on the Company.

COMPETITION

    The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs, such as BBN, IDT, MindSpring, NETCOM, PSINet and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies, such as AT&T, MCI and Sprint; (v) RBOCs; (vi) cable operators, such as Comcast, TCI and Time Warner; and (vii) nonprofit or educational ISPs.

    The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. Moreover, certain of the Company's online competitors, including America Online, the Microsoft Network and Prodigy, have recently announced unlimited access to the Internet and their proprietary content at flat rates that are equal to the Company's flat rate, and do not require a set-up fee. Certain of the RBOCs have also announced competitive flat-rate pricing for unlimited access (without a set-up fee) for at least some period of time. As a result, competition for active users of Internet services should intensify. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise. See "Risk Factors -- Competition."

    The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

PROPRIETARY RIGHTS

    GENERAL. The Company believes that its success is dependent in part on its technology and its continuing right to use such technology. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. It is the Company's policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be sufficient to prevent misappropriation of its technology and other proprietary property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    There can be no assurance that third parties will not assert that EarthLink's services infringe their proprietary rights. From time to time, the Company has received communications from third parties alleging that certain of the names or marks for the Company's services infringe the trademarks of such third parties. To date, no such claims have had an adverse effect on the Company's ability to market and sell its services. However, there can be no assurance that those claims will not have an adverse effect in the future or that other parties will not assert infringement claims against the Company in the future with respect to current or future services. Such claims could result in substantial costs and diversion of resources even if ultimately decided in favor of the Company and could have a material adverse effect on the Company, particularly if judgments on such claims are adverse to the Company. In the event a claim is asserted alleging that the Company has infringed the intellectual property or information of a third party, the Company may be required to seek licenses to continue to use such intellectual property. There can be no assurance, however, that such licenses would be offered or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company.

    LICENSES. EarthLink has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in the EarthLink Network TotalAccess software product for Windows 3.1, Windows 95 and Macintosh platforms. Applications licensed by the Company include Netscape Navigator (the initial term of the license for which expires in December 1997 and thereafter automatically renews for additional one-year terms unless either party terminates the license on 120 days notice), Microsoft Explorer (the initial term of the license for which expires in August 1998 and thereafter automatically renews for additional one-year terms, although either party may terminate the license at any time on 30 days notice), and MacTCP software from Apple (the current term of the license for which expires on December 31, 1996 thereafter and automatically renews for additional one-year terms unless either party terminates the license on twelve-month notice). The only software in the EarthLink Network TotalAccess package that is developed by the Company is the front-end program and the installation/registration program. The Company currently intends to maintain or negotiate renewals of existing software licenses and authorizations. The Company may want or need to license other applications in the future. The failure to renew existing software licenses and authorizations or license other applications could have a material adverse effect on the Company.

    TRADEMARKS. "EarthLink Network-Registered Trademark-," "EarthLink Network TotalAccess-TM-," "bLink-TM-," "The Arena-TM-" and the EarthLink logo are trademarks of the Company. This Prospectus includes trademarks of companies other than the Company.

GOVERNMENT REGULATION


    The Company provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. The Company currently is not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to the Company's entry into the Internet telephone market. The FCC has requested comments on this petition, but has not set a deadline for issuing a final decision. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.



    The recently enacted Telecommunications Act contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service. In addition, the Telecommunications Act allows the RBOCs to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business. The Telecommunications Act also imposes fines on any entity that knowingly (i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted "knowingly" has not yet been established, although a federal district court panel recently issued a preliminary injunction preventing enforcement of this part of the Telecommunications Act. This decision has been appealed. See "Risk Factors -- Potential Liability."



    Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company. See "Risk Factors -- Competition."


EMPLOYEES

    As of September 30, 1996, the Company employed 463 people on a full-time basis, including 92 sales and marketing personnel, 27 Web site and content development personnel, 75 MIS and information technologies personnel, 197 customer and technical support representatives and 72 administrative personnel. As of that date, the Company also employed 81 people on a part-time basis, most of whom serve as telephone customer and technical support representatives. None of the Company's employees are represented by a labor union, and the Company is not a party to any collective bargaining agreement.

FACILITIES

    EarthLink's corporate headquarters are located in an 85,500-square foot facility in Pasadena, California. The lease for this space expires June 30, 2001 and currently provides for rental payments of approximately $46,000 per month. The Company has an option to extend this lease for an additional five years at the then prevailing market rate. In addition to the Company's corporate headquarters, the Company also leases approximately 7,200 square feet of office space in Los Angeles that presently houses the Company's data center. The lease for this space expires July 31, 1999 and currently provides for rental payments of approximately $10,000 per month. EarthLink has signed a lease for an additional 55,000 square feet in a facility located adjacent to its corporate headquarters in which it plans to house its data center. The Company expects to occupy this new space commencing February 1997 for an initial ten-year term at a rent of $66,000 per month for the first 60 months and $77,000 per month for the remaining 60 months. The Company has an option to extend this lease for an additional ten years at the then prevailing market rate.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors:

NAME                                           AGE     POSITION
------------------------------------------     ---     ---------------------------------------------------------------
Sky D. Dayton.............................     25      Founder and Chairman of the Board of Directors
Charles G. Betty..........................     39      President, Chief Executive Officer and Director
Barry W. Hall.............................     48      Vice President, Finance and Administration and Chief Financial
                                                        Officer
Robert E. Johnson, Jr.....................     44      Vice President, Sales and Marketing
David R. Tommela..........................     57      Vice President, Operations
Brinton O.C. Young........................     45      Vice President, Strategic Planning
Sidney Azeez (1)..........................     64      Director
Robert M. Kavner (1)......................     53      Director
Linwood A. Lacy, Jr. (2)..................     51      Director
Paul McNulty..............................     35      Director
Kevin M. O'Donnell (2)....................     46      Director
John W. Sidgmore..........................     45      Director
Reed E. Slatkin (1)(2)....................     47      Director

------------

(1)  Member of Audit Committee.

(2)  Member of Compensation Committee.

    SKY D. DAYTON, the founder of the Company, has served as Chairman of the Board of Directors since the Company's inception in May 1994 and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he served as co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as Director of Marketing for new products at Executive Software, a VAX/VMS utility software maker. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California.

    CHARLES G. BETTY has served as the President and as a director of the Company since January 1996, and in May 1996, was named the Company's Chief Executive Officer. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider.

    BARRY W. HALL has served as Vice President, Finance and Administration and Chief Financial Officer of the Company since January 1996. From April 1994 to December 1995, he was an independent management consultant. From 1989 to March 1994, Mr. Hall served as Chief Executive Officer and Chairman of California Amplifier, Inc., a publicly traded manufacturer of microwave amplifiers. Prior to joining California Amplifier, Inc., he served as Vice President of Finance and Chief Financial Officer of Los Angeles Cellular Telephone Company. Mr. Hall also worked for eight years as a certified public accountant with Arthur Young & Company. He currently serves on the board of directors of Luther Medical Products, Inc.

    ROBERT E. JOHNSON, JR. has served as Vice President, Sales and Marketing of the Company since February 1995. From June 1992 through January 1995, he served as Vice President of Sales for Competence Software, Inc., a provider of interactive training software. From 1982 to May 1992, he was employed by Real World Software, Inc., a provider of accounting software, and served as its Vice President of National Sales from 1990 to May 1992. In December 1994, Mr. Johnson filed a voluntary bankruptcy petition which was dismissed in January 1996 when Mr. Johnson and his creditors agreed upon a repayment plan.

    DAVID R. TOMMELA has served as Vice President, Operations of the Company since December 1995. From 1973 to August 1995, he served in various capacities for, and ultimately as the Chief Information Officer of, Southern California Edison Company, an electric power utility.

    BRINTON O.C. YOUNG has served as Vice President, Strategic Planning of the Company since March 1996. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

    SIDNEY AZEEZ has been a director of the Company since June 1996. During the past five years, Mr. Azeez has been a private investor. Mr. Azeez founded Ultronic Systems Corp., which produced a stock and commodity quotation system. He also founded American Cellular Network, Inc. and Universal Telecell, Inc. ("Unitel"), cellular telephone companies, PCS, Inc., a wireless communications company, and several banks in Colorado and New Jersey. Mr. Azeez is a director of Unitel and Thermal Tech Development, Inc.

    ROBERT M. KAVNER has been a director of the Company since June 1996. Since September 1996, he has served as President and Chief Executive Officer of On Command Corporation, a provider of on demand video for the hospitality industry. From 1994 through August 1995, he was director of business advisory services for Creative Artist Agency. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Executive Vice President of the Communications Products Group, Chief Executive Officer of the Multimedia Products and Services Group, President of the Computer Division, Chairman of the UNIX Systems Laboratory, Chairman of AT&T Capital Corporation, Chairman of AT&T Paradyne Corporation and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ascent Entertainment, Inc. and Tandem Computers, Inc.

    LINWOOD A. LACY, JR. has been a director of the Company since June 1996. Since October 1996, he has served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and CEO of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc. and Micro Warehouse Incorporated.

    PAUL MCNULTY has been a Director of the Company since November 1996. Mr. McNulty has been a Managing Director of Soros Fund Management ("SFM"), a New York-based investment firm, since January 1996, and was a Securities Analyst at SFM from January 1993 until January 1996. Prior thereto, Mr. McNulty was employed as an Associate at MVP Ventures, a venture capital firm in Boston, Massachusetts.

    KEVIN M. O'DONNELL, a co-founder of the Company, has been a director of the Company since its inception. Mr. O'Donnell is President of O'Donnell & Associates, a venture capital firm specializing in emerging high technology companies. In 1982, Mr. O'Donnell founded Government Technology Services, Inc., a reseller of computer equipment to the federal government, and from 1982 to 1990 served as its Chairman, Chief Executive Officer and President.

    JOHN W. SIDGMORE has served as a director of the Company since October 1996. He has served as President and Chief Operating Officer of MFS Communications Company, Inc. ("MFS") since August 1996 and as a director of MFS since October 1996. Mr. Sidgmore served as President, Chief Executive Officer and a director of UUNET from June 1994 through August 1996 and has served as Chief Executive Officer and a director of UUNET since August 1996. In 1989, he became President and Chief Executive Officer of Intelicom Solutions Corporation (currently CSC Intelicom), a telecommunications software company. In 1991, this company was sold to Computer Sciences Corporation, and he remained President and Chief Executive Officer until June 1994. From 1975 to 1989, Mr. Sidgmore was employed by GEIS, where he was Vice President and General Manager of GEIS North America from 1985 to 1989. Mr. Sidgmore is a director of Saville Systems PLC, a provider of billing software for the telecommunications industry.

    REED E. SLATKIN, a co-founder of the Company, has been a director of the Company since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years. Mr. Slatkin is a director of Havenwood Ventures, Inc.

BOARD OF DIRECTORS

    Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Following the first meeting of its stockholders subsequent to this Offering, and provided that there are 800 or more beneficial owners of the Common Stock, the Company anticipates that it will seek stockholder approval to divide its Board into three classes, each serving a staggered three-year term. See "Description of Capital Stock--Common Stock." The Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Azeez, Kavner and Slatkin. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Compensation Committee consists of Messrs. Lacy, O'Donnell and Slatkin. The Compensation Committee is responsible for setting cash and long-term incentive compensation for executive officers and other key employees of the Company. The Compensation Committee also administers the Company's 1995 Stock Option Plan.

    The holders of the Company's outstanding Series A Convertible Preferred Stock have the right to elect one director. Mr. McNulty was elected by the holders of the Series A Convertible Preferred Stock. All outstanding shares of the Series A Convertible Preferred Stock will automatically be converted into Common Stock upon consummation of this Offering. In addition, pursuant to the Note Purchase Agreement with UUNET, the Company agreed to fill a vacancy on the Board of Directors with a designee of UUNET. Mr. Sidgmore has been designated by UUNET pursuant to this provision.

TECHNOLOGY ADVISORY COUNCIL


    The Company has established a Technology Advisory Council, the purpose of which is to help the Company predict and overcome long-range technology barriers and to help the Company attract talented engineers and technology executives. The Council is chaired by Mr. Dayton, and it is intended that the Council meet at least quarterly. Except for Mr. Dayton, the members received warrants to purchase 7,500 shares of Common Stock which vest in equal quarterly increments over two years and have an exercise price of $11.00 per share. Presently, the Council consists of the following three members in addition to Mr. Dayton:


    DAVID FARBER is an Alfred Fitler Moore Professor of Telecommunications Systems holding appointments in the Computer and Information Science and Electrical Engineering Departments at the University of Pennsylvania and is the Director of the Center for Communications and Information Science and Policy. Mr. Farber is a member of the boards of trustees of the Internet Society and the Electronic Fronteir Foundation.

    DR. PHILIP M. NECHES is recently retired as Group Technical Officer, Multimedia Products Group of Lucent Technologies, Inc. He has served as Senior Vice President and Chief Scientist of NCR Corp. and was Group Technical Officer for NCR Corp. after its acquisition by AT&T in 1991. Dr. Neches co-founded Teradata Corporation, a company engaged in commercial parallel computing and large-scale relational database management systems, and served as its Vice President and Chief Scientist.

    DR. ARNO PENZIAS, a 1978 Nobel Prize recipient, is Chief Scientist at Lucent Technologies, Inc. Previously he was head of research at Bell Laboratories.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. Non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Directors Stock Option Plan. See "-- Directors Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth for the year ended December 31, 1995, certain information regarding compensation paid to Sky D. Dayton, who served as the Company's Chief Executive Officer during that year, and Robert E. Johnson, Jr., its Vice President, Sales and Marketing. Messrs. Dayton and Johnson were the Company's only executive officers who earned in excess of $100,000 of salary and bonus in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                                       ANNUAL COMPENSATION       SECURITIES
                                                       --------------------      UNDERLYING         ALL OTHER
NAME                                                    SALARY      BONUS        OPTIONS (#)      COMPENSATION
-----------------------------------------------------  ---------  ---------  -------------------  -------------
Sky D. Dayton........................................  $  97,726  $  16,573         250,000            --
Robert E. Johnson, Jr................................     87,578     21,646(1)         50,000          --

------------

(1)  Represents sales commissions.

    The current annual salaries of the Company's executive officers for 1996 are as follows: Charles G. Betty, $225,000; Sky D. Dayton, $165,000; David R. Tommela, $128,000; Barry W. Hall, $125,000; Robert E. Johnson, Jr., $100,000;
and Brinton O.C. Young, $90,000. For a description of the Company's employment agreement with Mr. Betty, see "-- Employment Agreement." All of the foregoing executive officers are eligible to receive a cash performance bonus for 1996. In the case of all executive officers other than Mr. Johnson, the bonus will be based on the growth in the Company's customer base and such other factors as the Compensation Committee may deem relevant. Mr. Johnson is expected to receive cash bonuses in the form of sales commissions for 1996 in excess of $100,000.

STOCK OPTION INFORMATION

    The following table sets forth certain information regarding options granted in 1995 to the executive officers named in the Summary Compensation Table above.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995


                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                              % OF TOTAL                               ANNUAL RATES OF STOCK
                                 NUMBER OF      OPTIONS                                        PRICE
                                SECURITIES    GRANTED TO                                    APPRECIATION
                                UNDERLYING     EMPLOYEES     EXERCISE                   FOR OPTION TERMS (2)
                                  OPTIONS      IN FISCAL       PRICE     EXPIRATION   ------------------------
NAME                            GRANTED (#)      YEAR         ($/SH)        DATE          5%           10%
------------------------------  -----------  -------------  -----------  -----------  -----------  -----------
Sky D. Dayton.................     250,000(1)        38.0%   $    1.81      6/18/05   $   284,575  $   721,168
Robert E. Johnson, Jr.........      50,000(1)         7.6         1.81      6/18/05        56,915      144,234


------------

(1) These options vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, June 19, 1995.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the fair market value on the date of grant as determined by the Board of Directors. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    The following table sets forth certain information regarding options granted during the nine months ended September 30, 1996 to the executive officers named in the Executive Compensation section above.

           OPTION GRANTS DURING NINE MONTHS ENDED SEPTEMBER 30, 1996


                                                                                        POTENTIAL REALIZABLE
                                   NUMBER OF   % OF TOTAL                                 VALUE AT ASSUMED
                                  SECURITIES     OPTIONS                            ANNUAL RATES OF STOCK PRICE
                                  UNDERLYING   GRANTED TO                                   APPRECIATION
                                    OPTIONS     EMPLOYEES   EXERCISE                    FOR OPTION TERMS (2)
                                    GRANTED     IN FISCAL     PRICE    EXPIRATION   ----------------------------
NAME                                (#)(1)        YEAR       ($/SH)       DATE           5%             10%
--------------------------------  -----------  -----------  ---------  -----------  -------------  -------------
Sky D. Dayton...................      --           --          --          --            --             --
Robert E. Johnson, Jr...........      --           --          --          --            --             --
Charles G. Betty................     175,000         20.6%  $    4.84     1/15/06   $   3,428,848  $   5,961,574
                                      75,000          8.8%      11.00     9/24/06       1,007,506      2,092,960
Barry W. Hall...................      50,000          5.9%       4.84     1/08/06         979,671      1,703,307
                                      25,000          2.9%       9.76     5/07/06         366,835        728,653
David R. Tommela................      12,500          1.5%       9.76     5/07/06         183,418        364,327
Brinton O.C. Young..............     112,500         13.3%       9.76     5/07/06       1,650,760      3,278,940


------------

(1) These options vest in equal increments of 5% per quarter over the five-year period beginning on the respective dates of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, based on an assumed initial public offering price of $15.00 per share. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    The following table sets forth certain information regarding stock options held at December 31, 1995 by the executive officers named in the Summary Compensation Table above. No such options were exercised by Mr. Dayton or Mr. Johnson during 1995.

                     OPTION VALUES AS OF DECEMBER 31, 1995


                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS (1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Sky D. Dayton.............................................      25,000        225,000   $    75,750  $     681,750
Robert E. Johnson, Jr.....................................       5,000         45,000        15,150        136,350


------------

(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and the fair market value for the Company's Common Stock, as determined by the Company's Board of Directors, of $4.84 per share as of December 31, 1995.

    The following table sets forth certain information regarding stock options held at September 30, 1996 by the executive officers named in the Executive Compensation section above. None of these options has been exercised.

                     OPTION VALUES AS OF SEPTEMBER 30, 1996


                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS (1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Sky D. Dayton.............................................      62,500        187,500   $   824,375  $   2,473,125
Robert E. Johnson, Jr.....................................      12,500         37,500       164,875        494,625
Charles G. Betty..........................................      17,500        232,500       177,800      1,900,200
Barry W. Hall.............................................       6,250         68,750        57,350        581,650
David R. Tommela..........................................       6,250         43,750        60,425        386,075
Brinton O.C. Young........................................       5,625        106,875        29,475        560,025


------------

(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and the assumed initial public offering price of $15.00.

EMPLOYMENT AGREEMENT

    In January 1996, the Company entered into a two-year employment agreement with Mr. Charles G. Betty. Under this agreement, the Company agreed to employ Mr. Betty as its President and Chief Operating Officer at a salary of $225,000 per year plus a $24,000 a year travel allowance for Mr. Betty and his family and such other benefits as are generally made available to other senior executives of the Company. In May 1996, Mr. Betty was named the Company's Chief Executive Officer. Mr. Betty is also guaranteed a bonus of at least $37,500 for 1996 and may earn up to an additional $37,500 for 1996 if the Company has a specified number of customers by year-end. The agreement provides that (i) if Mr. Betty is terminated by the Company other than for "cause" or "total disability," as defined in the agreement, (ii) if the Company elects not to extend the term of the employment agreement at the end of the first two-year term or any yearly extension or (iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company, he is entitled to severance compensation equal to 100% of his then-current annual salary. In connection with entering into the employment agreement, Mr. Betty purchased 25,000 shares of the Common Stock at $4.84 per share, and also was granted options to purchase an additional 175,000 shares of Common Stock at an exercise price of $4.84 per share. In addition, in September 1996, Mr. Betty was granted options to purchase an additional 75,000 shares of Common Stock at an exercise price of $11.00 per share. All of Mr. Betty's options vest in equal quarterly increments of 5% during the five-year period beginning on the respective dates of grant, January 15, 1996 and September 24, 1996. In the event of a "change in control," as defined in the agreement, the termination of Mr. Betty by the Company other than for cause or if Mr. Betty terminates his employment because of a breach of the agreement by the Company, all unvested options held by Mr. Betty will vest immediately.

1995 STOCK OPTION PLAN AND OTHER OPTION AND WARRANT ISSUANCES

    The EarthLink Network 1995 Stock Option Plan (the "1995 Plan") provides for the grant of incentive stock options to employees of the Company within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of the options granted, including the exercise price, the number of shares subject to option and the option vesting period. The exercise price of all options granted under the plan must be at least 85% of the fair market value (for non-qualified stock options) or 100% of the fair market value (for incentive stock options) as of the date of grant. As of September 30, 1996, options to purchase 1,005,750 shares of

Common Stock were outstanding under the 1995 Plan. In addition, as of that date the Company had issued non-plan options and warrants to purchase an aggregate of 1,331,438 shares of Common Stock at exercise prices ranging from $0.60 to $20.00 per share.

DIRECTORS STOCK OPTION PLAN AND OTHER DIRECTOR OPTION ISSUANCES


    Under the Amended and Restated EarthLink Network, Inc. Stock Option Plan for Directors (the "Directors Plan"), options to purchase 62,500 shares of Common Stock may be granted to directors who do not also serve as employees of the Company and do not beneficially own, nor are employees, directors or officers of any entity that beneficially owns, 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 10,000 and 2,500 shares of Common Stock are automatically made to each non-management director at the time such person first becomes a member of the Board of Directors and at the beginning of each fiscal year of the Company, respectively. As of September 30, 1996, there were no options to purchase shares of Common Stock outstanding under the Directors Plan.


    Prior to the adoption by the Board of Directors of the Directors Plan, the Company issued to each of Messrs. Kavner and Lacy warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute fair market value, in consideration of Messrs. Kavner's and Lacy's agreement to serve on the Board of Directors. These warrants vest over a five-year period from January 12, 1996, the date of grant.

                              CERTAIN TRANSACTIONS

    Kevin M. O'Donnell and Reed E. Slatkin are members of the Board of Directors of the Company, and each owns more than five percent of the Company's outstanding Common Stock. Messrs. O'Donnell and Slatkin have participated in the Company's financing since inception, as described below.

    In December 1994, Messrs. Slatkin and O'Donnell provided a $400,000 credit line to the Company for which each of them received warrants to purchase 75,000 shares of Common Stock at an exercise price of $1.81 per share, the amount then determined by the Board of Directors to constitute the fair market value of the Common Stock. Indebtedness outstanding under this line bore interest at 8.1% per annum. The maximum amount outstanding under this line was $397,686, which was repaid in full in September 1995.

    In August 1995 and January 1996, Mr. Slatkin agreed to act as lessee together with the Company under equipment leases of $500,000 and $1.5 million, respectively. As consideration for this agreement, the Company issued Mr. Slatkin warrants to purchase 50,000 shares of Common Stock at an exercise price of $1.81 per share and 100,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute the fair market value as of August 1995 and January 1996, respectively. The Company and Mr. O'Donnell subsequently agreed to indemnify Mr. Slatkin against certain liability arising out of these leases. As consideration for this agreement, Mr. Slatkin transferred one-half of these warrants to Mr. O'Donnell.

    In December 1995, Mr. Slatkin guaranteed a $250,000 letter of credit as security for the Company's lease of its Pasadena facility. In return, he received warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share, the amount then determined by the Board of Directors to constitute the fair market value of the Common Stock. The Company and Mr. O'Donnell subsequently agreed to indemnify Mr. Slatkin with respect to certain liability arising out of the letter of credit. As consideration for this agreement, Mr. Slatkin transferred to Mr. O'Donnell one-half of these warrants.

    In addition, the Company and Messrs. Dayton, O'Donnell and Slatkin are parties to a Buy-Sell Agreement pursuant to which the Company has the first right of refusal upon sale or transfer of shares of Common Stock by such persons. The right will expire upon consummation of this Offering. See Note 7 to Notes to Financial Statements.


    From time to time since the Company's inception, the Company's officers, directors and more than five percent stockholders (including certain of their family members and affiliates) have purchased shares of Common Stock at the weighted average per share purchase prices as follows: Charles G. Betty, 25,000 shares, $4.84 per share; Sky D. Dayton, 1,500,000 shares, $.0006 per share; Sidney Azeez, 522,457 shares, $6.26 per share; Linwood A. Lacy, Jr., 24,810 shares, $4.84 per share; Robert M. Kavner, 20,675 shares, $4.84 per share; Robert London, 372,032 shares, $2.16 per share; Kevin M. O'Donnell, 942,152 shares, $.84 per share; Reed E. Slatkin, 942,157 shares, $.84 per share; and Storie Partners, L.P., 415,598 shares, $6.26 per share.


    In June 1996, the Company issued $2,950,000 of its 10% Promissory Notes to 17 purchasers, including certain of its directors and more than five percent stockholders. In connection with this financing, and as additional consideration for the investment of these purchasers, the Company also issued warrants to purchase 98,340 shares of Common Stock having an exercise price of $11.00 per share. The 10% Promissory Notes are due on or before June 6, 1997 with interest payable monthly until such date. The warrants are exerciseable for five years commencing on the date of issuance.


    The following directors and more than five percent stockholders participated in this financing: Sidney Azeez, $200,000 note, 6,667 warrants; Robert M. Kavner, $100,000 note, 3,334 warrants; Robert S. London, $200,000 note, 6,667 warrants; Kevin M. O'Donnell, $225,000 note, 7,500 warrants; Reed E. Slatkin, $225,000 note, 7,500 warrants; and Storie Partners, L.P., $300,000 note, 10,000 warrants.


    In September 1996, the Company sold 2,727,273 shares of its Series A Convertible Preferred Stock to certain purchasers, including, among others, certain directors, stockholders, the Underwriter and certain of its associates for approximately $15,000,000 in the aggregate. In connection with this transaction, Quantum Industrial Partners LDC and persons and entities associated with or employed by Soros Fund Management ("SFM") received warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $11.00 per share. Each two shares of Series A Convertible Preferred Stock will automatically convert into one share of Common Stock upon the consummation of this Offering.


    The following directors and more than five percent stockholders (including certain of their family members and affiliates) participated in this financing (share numbers reflect shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock): Quantum Industrial Partners LDC (933,063 shares of Common Stock and 95,300 shares of Common Stock underlying warrants, which includes 214,545 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held by George Soros, who may be deemed to have sole and ultimate control over SFM, in which Quantum Industrial Partners LDC has vested investment discretion with respect to its portfolio investments, and 45,455 shares of Common Stock and 5,000 shares of Common Stock underlying warrants held by trusts established for the benefit of certain children of Mr. Soros); Storie Partners, L.P. (90,909 shares of Common Stock); Reed E. Slatkin (39,273 shares of Common Stock); Sidney Azeez (15,000 shares of Common Stock); Linwood A. Lacy, Jr. (10,000 shares of Common Stock); Robert S. London (10,000 shares of Common Stock); Paul McNulty (454 shares of Common Stock and 50 shares of Common Stock underlying warrants); Kevin M. O'Donnell (10,000 shares of Common Stock); and Charles G. Betty (5,000 shares of Common Stock).


    John W. Sidgmore, a member of the Company's Board of Directors, also serves as a director and Chief Executive Officer of UUNET and as President and Chief Operating Officer and as a director of UUNET's corporate parent, MFS. UUNET is the Company's primary provider of POP capacity. In connection with the Company's and UUNET's execution of a new network services agreement in May 1996, the Company agreed to issue warrants to UUNET to purchase 10,000 shares of Common Stock having an exercise price of $20.00 per share.

    In connection with an amendment to the Company's network services agreement with UUNET, the Company issued a $5.0 million, one-year promissory note to UUNET and filled a vacancy on the Board of Directors with a designate of UUNET, John
W. Sidgmore. This note bears interest at prime plus 2% per annum (an effective rate of 10.25% per annum at December 1, 1996), and is convertible into a maximum of 382,500 shares of Common Stock at a conversion price at between $13.20 and $16.00 per share, depending on the number of shares of Common Stock, if any, purchased in this Offering by certain investors referred to two paragraphs above, and the public offering price of the Common Stock in this Offering. The Company also granted UUNET registration rights identical to those presently held by most of the Company's existing stockholders. For the year ended December 31, 1995 and the nine-month period ended September 30, 1996, EarthLink paid UUNET approximately $52,000 and approximately $2.0 million for network services.


    Linwood A. Lacy, Jr., a member of the Company's Board of Directors, also serves as President and Chief Executive Officer of Micro Warehouse Incorporated ("Micro Warehouse"), one of the Company's affinity marketing partners. For the nine-month period ended September 30, 1996, the Company paid Micro Warehouse approximately $35,000 in bounties for new Company customers generated by Micro Warehouse.


    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to the Company than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of November 30, 1996 by (i) each person or entity who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group. This table gives effect to the automatic conversion, upon consummation of this Offering, of all of the Company's outstanding Series A Convertible Preferred Stock and includes options, warrants and other convertible securities that are exercisable or convertible within 60 days of November 30, 1996.


                                                                       SHARES                PERCENTAGE OF
                                                                    BENEFICIALLY       SHARES BENEFICIALLY OWNED
                                                                   OWNED PRIOR TO      -------------------------
                                                                   AND AFTER THE       BEFORE THE     AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                             OFFERING          OFFERING       OFFERING
----------------------------------------------------------------  ----------------     ----------     ----------
Sky D. Dayton...................................................      1,575,000(2)          21.1%          16.6%
Kevin M. O'Donnell..............................................      1,134,677(3)          15.0           11.8
Reed E. Slatkin.................................................      1,163,930(4)          15.4           12.2
Sidney Azeez....................................................        544,124(5)           7.4            5.8
Charles G. Betty................................................         70,799(6)           1.0              *
Linwood A. Lacy, Jr.............................................         37,310(7)             *              *
Robert M. Kavner................................................         26,510(8)             *              *
Robert E. Johnson, Jr...........................................         15,000(9)             *              *
John W. Sidgmore................................................        392,500(10)          5.0            4.0
Paul McNulty....................................................            504(11)            *              *
Brinton O.C. Young..............................................         21,250(12)            *              *
Barry W. Hall...................................................         12,500(13)            *              *
David R. Tommela................................................          8,750(14)            *              *
Quantum Industrial Partners LDC.................................        673,063(15)          9.0            7.1
c/o Curacao Corporation Company N.V.
  Kaya Flamboyan 9
  Willemstad, Curacao
  Netherlands Antilles
UUNET Technologies, Inc.........................................        392,500(16)          5.0            4.0
  3060 Williams Drive
  Fairfax, Virginia 22031
Storie Partners, L.P............................................        506,507              6.9            5.4
  One Bush Street
  San Francisco, CA 94104
Robert S. London................................................        388,699(17)          5.3            4.1
  Cruttenden Roth Incorporated
  809 Presidio Ave.
  Santa Barbara, CA 93101
All directors and executive officers as a group (13 persons)....      5,002,854(18)         60.1%          48.5%

------------

 * Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Except as otherwise indicated by footnote, the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.


 (2) Includes options to purchase 75,000 shares of Common Stock. Mr. Dayton's address is that of the Company.


 (3) Includes (i) 7,538 shares of Common Stock held by Mr. O'Donnell's son, (ii) warrants to purchase 182,500 shares of Common Stock, and (iii) options to purchase 25 shares of Common Stock held by Mr. O'Donnell's son. Mr. O'Donnell disclaims beneficial ownership of the shares of Common Stock held by his son and the shares of Common Stock issuable upon exercise of options held by his son. Mr. O'Donnell's address is 9933 Beverly Grove Drive, Beverly Hills, California 90210.


 (4) Includes (i) warrants to purchase 182,500 shares of Common Stock and (ii) 7,428 shares of Common Stock held in trust for Mr. Slatkin's minor children. Mr. Slatkin's address is 890 N. Kellog Avenue, Santa Barbara, California 93111.


 (5) Includes (i) 302,861 shares of Common Stock held by Mr. Azeez's family and
    (ii) warrants to purchase 6,667 shares of Common Stock. The address of Mr. Azeez is c/o Unitel Cellular Communications Systems, Bayport One, Suite 400, West Atlantic City, New Jersey 08232.

 (6) Includes (i) options to purchase 38,750 shares of Common Stock and (ii) 2,049 shares of Common Stock held by Mr. Betty's father-in-law and mother-in-law of which Mr. Betty disclaims beneficial ownership.
 (7) Includes warrants to purchase 2,500 shares of Common Stock.
 (8) Includes warrants to purchase 5,835 shares of Common Stock.
 (9) Includes options to purchase 15,000 shares of Common Stock.
(10) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants and up to 382,500 shares of Common Stock issuable upon the conversion of outstanding indebtedness. Mr. Sidgmore is Chief Executive Officer and a director of UUNET and shares voting and investment power with the other UUNET directors.
(11) Includes warrants to purchase 50 shares of Common Stock.
(12) Includes options to purchase 11,250 shares of Common Stock.
(13) Includes options to purchase 12,500 shares of Common Stock.
(14) Includes options to purchase 8,750 shares of Common Stock.

(15) Includes warrants to purchase 66,700 shares of Common Stock. Quantum Industrial Partners LDC ("Quantum Industrial") has vested investment discretion with respect to its portfolio investments, including the Common Stock, in SFM, a sole proprietorship of Mr. George Soros, over which Mr. Soros may be deemed to have sole and ultimate control. Mr. Soros may be deemed to be the beneficial owner of the Common Stock held by Quantum Industrial. The shares shown exclude 214,545 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held directly by Mr. Soros and 45,455 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock held by trusts established for the benefit of certain children of Mr. Soros. The shares shown also exclude 42,727 shares of Common Stock and warrants to purchase 4,700 shares of Common Stock held by certain managing directors and other employees of SFM, of which Mr. Soros disclaims beneficial ownership.
(16) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants and up to 382,500 shares of Common Stock issuable upon the conversion of outstanding indebtedness.
(17) Includes warrants to purchase 6,667 shares of Common Stock.
(18) Includes (i) options and warrants to purchase 551,300 shares of Common Stock and (ii) 319,876 shares of Common Stock owned by family members or affiliates of certain members of the group, (iii) options and warrants held by family members or affiliates of certain members of the group to purchase 25 shares of Common Stock and (iv) up to 382,500 shares of Common Stock issuable upon the conversion of outstanding indebtedness held by UUNET, of which Mr. Sidgmore serves as Chief Executive Officer and a director.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of (i) 50 million shares of Common Stock, $0.01 par value per share, and (ii) 10 million shares of Preferred Stock, $0.01 par value per share, of which there is one authorized series, Series A Convertible Preferred Stock, consisting of 2,727,273 authorized shares. As of September 30, 1996, there were 6,022,724 shares of Common Stock outstanding and 2,727,273 shares of Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock will automatically convert into 1,363,624 shares of Common Stock upon consummation of this Offering. The following summary is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


COMMON STOCK


    Under the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation, holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The Company's Amended and Restated Certificate of Incorporation provides for cumulative voting rights in the election of directors, meaning that in such elections (i) each stockholder is entitled to cast such number of votes as is equal to the product of the number of shares owned by such stockholder multiplied by the number of directors standing for election and (ii) each stockholder may cast all of such votes for a single director or may distribute them among any two or more candidates for election as such stockholder chooses. Following the first meeting of its stockholders subsequent to this Offering, and provided that there are 800 or more beneficial owners of the Common Stock, the Company anticipates that it will seek stockholder approval to eliminate cumulative voting. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment or provision for payment of all debts and other liabilities subject to prior rights of holders of Preferred Stock then outstanding, if any. All shares of Common Stock outstanding immediately following this Offering will be fully paid and non-assessable.



    Pursuant to Section 2115 of the California Corporations Code (the "California Law"), a corporation incorporated in a state other than California (such as the Company, which is incorporated in Delaware) may nevertheless be subject to certain of the provisions of the California Law (as specified in Section 2115 of the California Law) applicable to California corporations (commonly designated a "Quasi-California Corporation") if more than one-half of its outstanding voting securities are owned of record by persons having addresses in California and more than half of its business is conducted in California (generally, the average of its property factor, payroll factor and sales factor (as defined in Sections 25129, 25132 and 25134 of the California Revenue and Taxation Code) is more than 50 percent during its latest full income year). Such a foreign corporation will not be treated as a Quasi-California Corporation, however, if it has outstanding securities trading on the Nasdaq National Market and has at least 800 holders of its equity securities as of the record date of its most recent annual shareholders' meeting. Prior to this Offering, a substantial majority of the Company's outstanding voting securities were owned of record by persons having addresses in California. It is expected that such percentage will be reduced as a result of this Offering. To the extent, however, that the Company meets the requirements set forth in Section 2115 of the California Law, the Company could become a Quasi-California Corporation subject to the California Law which, among other things, requires cumulative voting and is more restrictive than the Delaware General Corporation Law concerning dividends and other distributions to stockholders and, generally with respect to a Quasi-California Corporation, does not permit classification of the Board of Directors.


PREFERRED STOCK


    The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of 10 million shares of Preferred Stock, all of which will be available for future issuance upon consummation of this Offering.

Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

    Following the consummation of this Offering, the Company will be subject to the "business combination" statute of the Delaware General Corporation Law. This statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, such as the approval of a majority of certain members of the Board of Directors. The term "business combination" includes mergers and stock and asset sales. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of this statute could, among other things, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION


    The Company has included in its Amended and Restated Certificate of Incorporation provisions that limit the personal liability of its officers and directors for monetary damages for breach of their fiduciary duty of directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Amended and Restated Certificate of Incorporation provides that, to the fullest extent provided by the Delaware General Corporation Law, directors of the Company will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The Delaware General Corporation Law does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.


    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

    The Company's Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, the Company may indemnify its directors, officers and employees. The Bylaws further provide that the Company may similarly indemnify its other employees and agents. In addition, the Company anticipates that each director will enter into an indemnification agreement with the Company pursuant to which the Company will indemnify such director to the fullest extent permitted by the Delaware General Corporation Law. At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

REGISTRATION RIGHTS

    The holders of substantially all of the shares of Common Stock and all of the shares of Series A Convertible Preferred Stock outstanding prior to this Offering (including the Company's founder and Chairman of the Board and its President and Chief Executive Officer) as well as certain holders of warrants and convertible debt are parties to registration rights agreements with the Company. These agreements provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include shares of Common Stock in registration statements initiated by the Company or other stockholders. These agreements also permit demand registrations on Form S-3 registration statements at such time when the Company is eligible to register its capital stock on such form. These agreements do not permit holders of registration rights to include their shares of Common Stock in this Offering. In addition, the Company has agreed to register 20,000 shares of Common Stock to be issued pursuant to a consulting agreement in equal increments in January 1998 and January 1999. See "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

    The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock in the public market after various restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the completion of this Offering, 9,386,348 shares of Common Stock will be outstanding. Of these shares, the 2,000,000 shares of Common Stock sold in this Offering will be freely tradable without restriction under the Securities Act, except that shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144.


    The remaining 7,386,348 shares were issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided under Rules 144 and 701 under the Securities Act. Of such shares, 2,220,590 shares will be immediately available for sale upon completion of this Offering (subject to the volume limitations of Rule 144) and 2,054,815 shares will become eligible for sale during 1997. However, the holders of 7,294,004 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock) and warrants, options and convertible debt securities exercisable or convertible into an aggregate of 1,988,890 shares of Common Stock (including all of the Company's directors and officers) have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose of any such shares of Common Stock, any such options or warrants to acquire shares of Common Stock or any such securities convertible into shares of Common Stock (or any shares of Common Stock issuable upon exercise or conversion of such securities) owned by them for a period of one year after the date of this Prospectus, without the prior written consent of the Underwriter. The Company has entered into a similar agreement, except that the Company may grant additional options under its 1995 Stock Option Plan or issue shares of Common Stock under outstanding options, warrants and convertible securities.


    The holders of substantially all of the shares of the shares of Common Stock and all of the shares of Series A Convertible Preferred Stock outstanding prior to this Offering (including the Company's founder and Chairman and its President and Chief Executive Officer) as well as certain holders of warrants and convertible debt are parties to registration rights agreements with the Company that provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include shares of Common Stock in registration statements initiated by the Company or other stockholders. Such registration rights agreements also permit demand registrations on Form S-3 registration statements at such time as the Company is eligible to register securities on such form. The number of shares sold in the public market could increase if such rights are exercised. See "Description of Capital Stock -- Registration Rights."

    Approximately 90 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1995 Stock Option Plan (including shares subject to then outstanding options under such plans), thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements.

    Following the expiration of the 90-day period following the date of this Prospectus, 1,005,750 shares of Common Stock subject to outstanding options will become eligible for sale, to the extent they are vested, without restriction in the public market pursuant to Rule 701; however, 487,500 of such shares will be subject to lock-up agreements for an additional 275 days.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell within any three month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

    The Securities and Exchange Commission (the "Commission") has recently proposed reducing the initial Rule 144 holding period to one year. There can be no assurance as to if or when such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting
Agreement dated            , 1996 (the "Underwriting Agreement"), the
Underwriter has agreed to purchase from the Company 2,000,000 shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

    The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the shares of Common Stock offered hereby if any are purchased.

    The Company has granted the Underwriter an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock.

    The Company has been advised by the Underwriter that the Underwriter proposes to offer the Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus. The Underwriter may allot to certain dealers a concession of $ per share, and the Underwriter and such dealers may re-allow a concession of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concessions to dealers may be changed by the Underwriter.


    The Company, the holders of 7,294,004 shares of Common Stock (including shares issuable upon conversion of the Series A Convertible Preferred Stock) and warrants, options and convertible debt securities exercisable or convertible into an aggregate of 1,988,890 shares of Common Stock (including all of the Company's officers and directors) have entered into lock-up agreements under which they have agreed, subject to limited exceptions, not to offer, issue, sell or otherwise dispose of any such shares of Common Stock, any such options or warrants to acquire shares of Common Stock or any such securities convertible into shares of Common Stock (or any shares of Common Stock issuable upon exercise or conversion of such securities) owned by them for a period of one year after the date of this Prospectus, without the prior written consent of the Underwriter. See "Shares Eligible for Future Sale."


    The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriter may be required to make with respect thereto.

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Underwriter and may not be indicative of the market price of the Common Stock following this Offering. Among the factors to be considered in such negotiations are an estimate of the business potential of the Company, the present state of the Company's development, an assessment of the Company's management, prevailing market conditions, the demand for similar securities of comparable companies and other factors deemed relevant.


    At the request of the Company, the Underwriter is reserving up to 200,000 shares of Common Stock (10% of the shares to be offered) for sale to employees, directors and friends of the Company. The number of shares available for sale to the general public in this Offering will be reduced to the extent such persons purchase such reserved shares. Shares purchased by employees, directors and friends of the Company will be at the public offering price as set forth on the cover page of this Prospectus. Any reserved shares not so purchased will be offered by the Underwriters to the general public in this Offering.


    As of October 31, 1996, the Underwriter and certain officers and employees of the Underwriter held 113,635 shares of Series A Convertible Preferred Stock (which will be converted into 56,815 shares of Common Stock upon completion of the offering). In addition, two minority shareholders and directors of the Underwriter's corporate parent own an aggregate of 13,636 shares of Series A Convertible Preferred Stock which will be converted into 6,817 shares of Common Stock upon completion of the offering. Such Series A Convertible Preferred Stock was purchased in September 1996 for $5.50 per share. For a period of one year following the date of this Prospectus, the Underwriter and the other holders of Series A Convertible Preferred Stock described in this paragraph will not sell, transfer, assign, pledge or hypothecate the Series A Convertible Preferred Stock or the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, other than to the Underwriter or an officer of the Underwriter.

                                 LEGAL MATTERS


    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

    The financial statements as of December 31, 1994 and 1995 and September 30, 1996 and for the period from inception through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed a registration statement on Form S-1 (the "Registration Statement") with the Commission under the Securities Act in respect of the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document filed with the Commission as an exhibit to the Registration Statement are not necessarily complete and are qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is http://www.sec.gov.

                            EARTHLINK NETWORK, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
Report of Independent Accountants.........................................  F-2

Balance Sheet as of December 31, 1994 and 1995 and September 30, 1996.....  F-3

Statement of Operations for the period from inception (May 26, 1994)
 through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1995 (unaudited) and September 30, 1996.......  F-4

Statement of Stockholders' Equity (Deficit) for the period from inception
 (May 26, 1994) through December 31, 1994, the year ended December 31,
 1995 and the nine months ended September 30, 1996........................  F-5

Statement of Cash Flows for the period from inception (May 26, 1994)
 through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1995 (unaudited) and September 30, 1996.......  F-6

Notes to Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EarthLink Network, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of EarthLink Network, Inc. at December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for the period from inception (May 26, 1994) through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Costa Mesa, California
December 4, 1996

                            EARTHLINK NETWORK, INC.

                                 BALANCE SHEET

                                     ASSETS


                                                                                                        PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                                                        EQUITY AT
                                                              DECEMBER 31,            SEPTEMBER 30,   SEPTEMBER 30,
                                                          1994            1995            1996            1996
                                                      -------------   -------------   -------------   -------------
                                                                                                       (UNAUDITED)
                                                                                                         NOTE 7)
                                                                     (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.........................       --         $         290   $      8,688
  Restricted short-term investment (Note 6).........       --                 1,500            296
  Accounts receivable, net of allowance of $664
   at September 30, 1996............................  $          27             218          1,765
  Prepaid expenses..................................       --                   123            712
  Other assets (Note 4).............................                            122            653
                                                              -----   -------------   -------------
      Total current assets..........................             27           2,253         12,114
Property and equipment, net (Notes 1 and 3).........             90           2,551         13,453
Intangibles, net (Notes 2, 5 and 8).................             69              70            466
                                                              -----   -------------   -------------
      Total assets..................................  $         186   $       4,874   $     26,033
                                                              -----   -------------   -------------
                                                              -----   -------------   -------------

                        LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                                          STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Trade accounts payable............................  $          18   $       1,766   $      5,878
  Accrued payroll and related expenses..............              4             193          1,522
  Other accounts payable and accrued liabilities....       --                   405          3,809
  Lines of credit (Note 6)..........................       --                 1,494        --
  Current portion of capital lease obligations (Note
   10)..............................................       --                   159          2,857
  Notes payable (Note 6)............................             67        --                2,950
  Deferred revenue..................................       --                   212          1,537
                                                              -----   -------------   -------------
      Total current liabilities.....................             89           4,229         18,553
Capital lease obligations, net of current portion
  (Note 10).........................................       --                   355          5,388
                                                              -----   -------------   -------------
      Total liabilities.............................             89           4,584         23,941
                                                              -----   -------------   -------------
Commitments and contingencies (Note 10)
Mandatorily redeemable convertible preferred stock
  (Note 7)..........................................       --              --               14,013    $    --

Stockholders' equity (deficit)
  Preferred Stock, $0.01 par value, 10,000,000
   shares authorized, nil, nil and 2,727,273 shares
   outstanding as redeemable preferred stock........       --              --              --
  Common Stock, $0.01 par value, 50,000,000 shares
   authorized, 2,941,180, 5,057,165 and 6,022,724
   issued and outstanding 7,386,348 outstanding on a
   pro forma basis (Note 7).........................             29              51             60              74
  Additional paid-in capital........................            147           5,122         14,236          28,235
  Warrants to purchase common stock (Note 8)........             69             124            599             599
  Accumulated deficit...............................           (148)         (5,007)       (26,816)        (26,816)
                                                              -----   -------------   -------------   -------------
Total stockholders' equity (deficit)................             97             290        (11,921)   $      2,092
                                                              -----   -------------   -------------   -------------
                                                              -----   -------------   -------------   -------------
                                                      $         186   $       4,874   $     26,033
                                                              -----   -------------   -------------
                                                              -----   -------------   -------------


   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                            STATEMENT OF OPERATIONS

                                            INCEPTION
                                            (MAY 26,
                                              1994)                             NINE MONTHS ENDED
                                             THROUGH       YEAR ENDED     -----------------------------
                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                              1994            1995            1995            1996
                                          -------------   -------------   -------------   -------------
                                                                           (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Recurring revenues....................  $         53    $      2,422    $      1,057    $     15,914
  Other revenues........................            58             606             390           4,248
                                          -------------   -------------   -------------   -------------
    Total revenues......................           111           3,028           1,447          20,162
Operating costs and expenses:
  Cost of recurring revenues............             4           1,055             448          11,736
  Cost of other revenues................            12             349             105           2,020
  Sales and marketing...................            37           3,711           1,775           9,867
  General and administrative expenses...           168           2,062             990           7,838
  Operations and customer support.......            38           1,869           1,043           9,941
                                          -------------   -------------   -------------   -------------
    Total operating costs and
     expenses...........................           259           9,046           4,361          41,402
                                          -------------   -------------   -------------   -------------
Loss from operations....................          (148)         (6,018)         (2,914)        (21,240)
Interest expense........................       --                 (136)            (70)           (683)
Interest income.........................       --                   34              12             114
                                          -------------   -------------   -------------   -------------
      Net loss..........................  $       (148)   $     (6,120)   $     (2,972)   $    (21,809)
                                          -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------
Net loss per share (Note 1).............  $      (0.04)   $      (1.15)   $      (0.59)   $      (3.15)
                                          -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------

Weighted average shares outstanding
  (Note 1)..............................         4,062           5,312           5,005           6,924

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                   TOTAL
                                                COMMON STOCK          ADDITIONAL                                STOCKHOLDERS'
                                          -------------------------     PAID-IN      WARRANTS     ACCUMULATED     EQUITY
                                            SHARES        AMOUNT        CAPITAL       ISSUED        DEFICIT      (DEFICIT)
                                          -----------   -----------   -----------   -----------   -----------   -----------
                                                                           (IN THOUSANDS)

Issuance of Common Stock................       2,941    $       29    $      147    $   --        $   --        $      176
Warrants issued in connection with line
  of credit
  (Note 8)..............................      --            --            --                69        --                69
Net loss................................      --            --            --            --              (148)         (148)
                                               -----         -----    -----------        -----    -----------   -----------
Balance at December 31, 1994............       2,941            29           147            69          (148)           97
Issuance of Common Stock................       2,116            22         6,236        --            --             6,258
Reclassification of S Corporation
  accumulated deficit (Note 8)..........      --            --            (1,261)       --             1,261        --
Warrants issued for lease guarantee
  (Note 8)..............................      --            --            --                50        --                50
Warrants issued for non-competition
  agreement (Notes 2 and 8).............      --            --            --                 5        --                 5
Net Loss................................      --            --            --            --            (6,120)       (6,120)
                                               -----         -----    -----------        -----    -----------   -----------
Balance at December 31, 1995............       5,057            51         5,122           124        (5,007)          290
Issuance of Common Stock................         923             9         8,651        --            --             8,660
Issuance of Common Stock for services...          43        --               463        --            --               463
Warrants issued in connection with
  equipment leases and other
  financings............................      --            --            --               475        --               475
Net loss................................      --            --            --            --           (21,809)      (21,809)
                                               -----         -----    -----------        -----    -----------   -----------
Balance at September 30, 1996...........       6,023    $       60    $   14,236    $      599    $  (26,816)   $  (11,921)
                                               -----         -----    -----------        -----    -----------   -----------
                                               -----         -----    -----------        -----    -----------   -----------

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                            STATEMENT OF CASH FLOWS

                                                INCEPTION
                                                (MAY 26,
                                                  1994)                             NINE MONTHS ENDED
                                                 THROUGH       YEAR ENDED     -----------------------------
                                              DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                  1994            1995            1995            1996
                                              -------------   -------------   -------------   -------------
                                                                               (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................  $       (148)   $     (6,120)   $     (2,972)   $    (21,809)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization...........             7             305             167           2,773
    Provision for doubtful accounts
     receivable.............................       --              --              --                  664
    Issuance of common stock in exchange for
     professional services..................       --              --              --                   50
    Issuance of common stock in exhange for
     termination of consulting agreement....       --              --              --                  413
    Increase in accounts receivable.........           (27)           (191)            (62)         (2,211)
    Increase in prepaid expenses and other
     assets.................................       --                 (141)           (164)         (1,120)
    Increase in accounts payable and accrued
     liabilities............................            22           2,292           1,308           8,845
    Increase in deferred revenue............       --                  212             118           1,325
                                                     -----          ------          ------    -------------
      Net cash used in operating
       activities...........................          (146)         (3,643)         (1,605)        (11,070)
                                                     -----          ------          ------    -------------
Cash flows from investing activities:
  Purchases of property and equipment.......           (97)         (2,766)         (1,161)        (13,596)
  Liquidation of restricted short-term
   investment...............................       --               (1,500)           (500)           (296)
  Purchase of restricted short-term
   investment...............................       --              --              --                1,500
                                                     -----          ------          ------    -------------
      Net cash used in investing
       activities...........................           (97)         (4,266)         (1,661)        (12,392)
                                                     -----          ------          ------    -------------
Cash flows from financing activities:
  Proceeds from (payment of) line of
   credit...................................       --                1,494             494          (1,494)
  Increase (decrease) in note payable.......            67             (67)            (67)          2,950
  Proceeds from capital lease obligations...       --                  556             298           9,220
  Principal payments under capital lease
   obligations..............................       --                  (42)             (1)         (1,489)
  Proceeds from issuance of Mandatorily
   Redeemable Preferred Stock...............       --              --              --               14,013
  Proceeds from issuance of Common Stock....           176           6,258           3,365           8,660
  Proceeds from Common Stock pending
   issuance.................................       --              --                1,800         --
                                                     -----          ------          ------    -------------
      Net cash provided by financing
       activities...........................           243           8,199           5,889          31,860
                                                     -----          ------          ------    -------------
Net increase in cash and cash equivalents...       --                  290           2,623           8,398
Cash and cash equivalents, beginning of
  year......................................       --              --              --                  290
                                                     -----          ------          ------    -------------
Cash and cash equivalents, end of period....  $    --         $        290    $      2,623    $      8,688
                                                     -----          ------          ------    -------------
                                                     -----          ------          ------    -------------

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

    EarthLink Network, Inc. ("EarthLink" or the "Company") was organized on May 26, 1994 and is an Internet service provider that was formed to help users derive meaningful benefits from the extensive resources of the Internet.

    The Company has experienced operating losses since its inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. The Company expects to continue to focus on increasing its customer base and to expend substantial resources on sales, marketing and administration, building its network systems, developing new service offerings and improving its management information systems. Accordingly, the Company expects its cost of revenues, selling, general, and administrative expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Company may change its pricing policies to respond to a changing competitive environment. There can be no assurance that growth in the Company's revenues or customer base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow. The failure of the Company to achieve or sustain profitability or positive cash flow may require the Company to reduce the scope of its operations or its anticipated expansion, which could adversely affect the Company's business and results of operations.

  REVENUES

    Recurring revenues from monthly Internet service are recognized over the period services are provided. Other revenues, consisting primarily of sign-up fees, are recognized as revenue when the registration process is completed.

  CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

  ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    Commencing in 1995, the Company began to bill for Internet service generally one month in advance. Accordingly, these non-cancelable advanced billings are included in both accounts receivable and deferred revenue.

  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

  PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is generally three years. Leasehold improvements are amortized using the straight line method over the shorter of their estimated lives or the term of the lease, ranging from one to five years.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three years or the term of the lease.

  INTANGIBLES

    Intangible assets consist primarily of deferred financing and professional service costs, prepaid lease guarantee costs, goodwill, rights to client lists and a covenant not to compete. The costs assigned to intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets, which range from two to three years. The Company regularly reviews the recoverability of intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

  ADVERTISING AND CUSTOMER ACQUISITION COSTS

    Advertising and customer acquisition costs are included in sales and marketing. Such costs are expensed as incurred.

  INCOME TAXES

    Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of common shares outstanding. In addition, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock and other potentially dilutive instruments issued by the Company at prices below the public offering price during the twelve-month period prior to the proposed offering date (using the treasury stock method and an assumed initial public offering price of $15.00 per share) including Common Stock pending issuance have been included in the calculation as if they were outstanding for all periods regardless of whether they are dilutive. Common Stock equivalent shares issued by the Company more than twelve months prior to the proposed offering date have been excluded from the net loss per share calculation because the impact is anti-dilutive.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  RECENT PRONOUNCEMENTS

    The Company has adopted, as of January 1, 1996, SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and SFAS 123 and "Accounting for Stock-Based Compensation". The adoption of SFAS No. 121 has not had any effect on the Company's financial position or results of operations. The Company continues to account for its employee stock based compensation in accordance with the provisions of APB 25 and provides pro forma disclosures in the notes to the financial statements (see note 8), as if the measurement provisions of SFAS No. 123 had been adopted. As such SFAS 123 has not had a material effect on the Company's financial position or results of operations.

  INTERIM FINANCIAL STATEMENTS

    The interim financial data for September 30, 1995 is unaudited. However, in the opinion of the Company, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

2.  PURCHASE OF CERTAIN ASSETS FROM BECKEMEYER DEVELOPMENT TECHNOLOGIES

    In order to recruit the principal shareholder of Beckemeyer Development Technologies ("BDT") to serve as the Company's Vice President of Engineering, on November 7, 1995, the Company agreed to purchase all fixtures, equipment, and the client list of BDT for cash of $64,000. In addition to the above, the principal shareholder was issued warrants to purchase 10,330 shares of the Company's Common Stock at $4.84 per share as consideration for an agreement not to compete for a two-year period. The value assigned to the warrants was $5,000 based upon an appraisal obtained by the Company. The warrants expire October 10, 2005. This purchase price was allocated to the assets acquired with the remainder reflected as an intangible asset. At the time of purchase, BDT was not material to the results of operations, financial position or customer base of EarthLink.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                             DECEMBER 31,      SEPTEMBER 30,
                                                                         --------------------  -------------
                                                                           1994       1995         1996
                                                                         ---------  ---------  -------------
                                                                            (IN THOUSANDS)
Data communications equipment..........................................  $      71  $   2,167   $    10,246
Office and other equipment.............................................         26        661         5,564
Leasehold improvements.................................................     --             35           624
Construction in progress...............................................     --         --                25
                                                                               ---  ---------  -------------
                                                                                97      2,863        16,459
Less accumulated depreciation and amortization.........................         (7)      (312)       (3,006)
                                                                               ---  ---------  -------------
                                                                         $      90  $   2,551   $    13,453
                                                                               ---  ---------  -------------
                                                                               ---  ---------  -------------

    Property under capital lease, primarily data communications equipment included above, aggregated $556,000 and $9,775,000 at December 31, 1995 and September 30, 1996, respectively. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $56,000 and $1,720,000 at December 31, 1995 and September 30, 1996, respectively. Depreciation expense charged to operations was $7,000, $305,000 and $2,694,000 in 1994, 1995 and for the nine months ended September 30, 1996, respectively, and included nil, $56,000, and $1,664,000, respectively, pertaining to property under capital lease.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  OTHER ASSETS

    Other assets consist of:

                                                                                            SEPTEMBER 30,
                                                                                                1996
                                                                           DECEMBER 31,    ---------------
                                                                               1995
                                                                          ---------------
                                                                          (IN THOUSANDS)
Deposits................................................................     $     122        $     327
Deferred offering costs.................................................        --                  277
Other...................................................................        --                   49
                                                                                 -----            -----
                                                                             $     122        $     653
                                                                                 -----            -----
                                                                                 -----            -----

5.  INTANGIBLE ASSETS

    Intangible assets consist of:

                                                                          DECEMBER 31,
                                                                      --------------------  SEPTEMBER 30,
                                                                        1994       1995          1996
                                                                      ---------  ---------  ---------------
                                                                         (IN THOUSANDS)
Deferred financing costs............................................  $      69  $      --     $     347
Lease guarantee.....................................................     --             50           110
Rights to client lists..............................................     --             10            10
Professional Services...............................................     --         --                56
Other...............................................................     --             10            22
                                                                            ---        ---         -----
                                                                             69         70           545
Less: Accumulated amortization......................................     --         --               (79)
                                                                            ---        ---         -----
                                                                      $      69  $      70     $     466
                                                                            ---        ---         -----
                                                                            ---        ---         -----

6.  NOTES PAYABLE

    In 1995 the Company had three secured revolving credit agreements with its banks. The outstanding principal balances under these lines of credit were $1,000,000, $248,000 and $246,000 at December 31, 1995. The effective interest rates at December 31, 1995 were 6.48%, 7.62% and 7.65%, respectively. The Company repaid amounts outstanding on such lines of credit on April 6, 1996, March 15, 1996 and June 8, 1996 respectively. The lines of credit subsequently expired.

    In June 1996, the Company issued to 17 investors, promissory notes aggregating $2,950,000. Certain of the investors are directors and stockholders of the Company. The 10% promissory notes expire on June 6, 1997. As described in
Note 7, the Company issued warrants valued at $116,000 to note holders. The fair value of the warrants is included in deferred financing costs and is being amortized as interest expense over the life of the notes resulting in a 14.30% effective interest rate. Interest expense, which is paid in advance, on these notes was approximately $123,000 for the nine months ended September 30, 1996.

7.  CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

  BUY-SELL AGREEMENT

    The Company and certain stockholders entered into a Buy-Sell Agreement pursuant to which the Company has the first right of refusal upon sale or transfer of shares of Common Stock by these stockholders. The right will expire by either written agreement of all parties, dissolution, bankruptcy, or insolvency of the

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
Company, registration of the Company's Common Stock under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, consummation of a public offering, sale or merger, or at such time as only one stockholder remains.

  COMMON STOCK

    The Company issued 45,485 shares of Common Stock at $4.84 per share and 25,000 shares of Common Stock at $4.84 per share on January 18, 1996 and March 20, 1996, respectively. On May 6, 1996, the Company issued 852,460 shares of common stock at $9.76 per share in a private placement. As a result of these placements, EarthLink raised, in the aggregate, $8,660,000.

  COMMON STOCK ISSUANCES FOR OTHER THAN CASH

    On May 5, 1996, the Company issued 5,122 shares of Common Stock at $9.76 per share, to a sub-contractor in lieu of cash for services provided to the Company. In September 1996, the Company issued 37,500 shares of Common Stock at $11.00 per share as consideration for the termination of a consulting agreement.

  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On September 10, 1996, the Company issued 2,727,273 shares of its Series A Redeemable Convertible Preferred Stock to investors including among others, certain directors, stockholders and the Underwriter associated with the proposed initial public offering and certain of its associates for $15,000,000. Each two shares of the Series A Convertible Preferred Stock is convertible into one share, adjusted for stock splits or recapitalizations, of the Company's Common Stock at the option of the holder through March 10, 1997 and is automatically converted upon consummation of an underwritten public offering of the Company's common stock in which the proceeds are at least $20 million. Stock issuance costs of $987,000 have been charged to redeemable convertible preferred stock. Assuming conversion of the Series A Redeemable Convertible Preferred Stock into shares of common stock on September 30, 1996, the pro forma number of, and par value of common stock shares outstanding would be 7,386,348 and $74,000, respectively.

    Holders of Series A Convertible Preferred Stock are entitled to voting rights and participation in dividends equivalent to the number of common shares issuable if converted. The Series A Convertible Preferred Stockholders have the exclusive right to elect one director and participate in the election of other directors along with holders of Common Stock. In the event of a change in ownership, as defined, the holders of the Company's Series A Convertible Preferred Stock have the right to demand complete redemption. The holders of the Company's Series A Convertible Preferred Stock have a liquidation preference equal to their initial investment. Any assets remaining after the preferred liquidation preference plus declared and unpaid dividends will be distributed to the holders of Common Stock.

8.  STOCK OPTIONS AND WARRANTS

  STOCK OPTIONS

  1995 STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Network 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of incentive stock options to purchase up to 1,250,000 shares of common stock to employees of the Company and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1995 Plan is administered by a committee appointed by the

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
Board which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the plan must be at least 100% of the fair market value on the date of grant. Options generally vest in equal quarterly increments over a five year period.

  DIRECTORS STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Directors Stock Option Plan (the "Directors Plan"). The Directors Plan as amended and restated in December 1996, provides for the grant of options to purchase 62,500 shares of Common Stock to directors who do not also serve as employees of the Company and do not beneficially own, nor are employees, directors or officers of any entity which owns 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 10,000 and 2,500 shares of Common Stock are automatically made to each non-management director at such time as the person first becomes a member of the Board of Directors and at the beginning of each fiscal year, respectively. Options generally vest in equal quarterly increments over a five year period. As of September 30, 1996, there were no options to purchase shares of Common Stock outstanding under the Directors Plan.

  NON-QUALIFIED OPTION GRANTS

    In addition to the options granted under the plan described above, the Company granted non-qualified stock options to certain employees, officers and directors. Non-qualified options have a maximum term of ten years and generally vest in equal quarterly increments over a five-year period.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Following is a summary of the status of the incentive stock and non-qualified options during the year ended December 31, 1995 and the nine months ended September 30, 1996.

                                                                                    INCENTIVE STOCK OPTIONS
                                                                            ----------------------------------------
                                                                                             OPTIONS OUTSTANDING
                                                                                         ---------------------------
                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                             NUMBER OF    OPTION PRICE    EXERCISE
                                                                              SHARES       PER SHARE        PRICE
                                                                            -----------  --------------  -----------
Plan Creation 1995
Granted...................................................................      232,500  $         4.84   $    4.84
                                                                            -----------  --------------       -----
Balance at December 31, 1995..............................................      232,500  $         4.84   $    4.84
Granted...................................................................      783,750  $   4.84-11.00   $    8.17
Forfeited.................................................................      (10,500) $         9.76   $    9.76
                                                                            -----------  --------------       -----
Balance at September 30, 1996.............................................    1,005,750  $   4.84-11.00   $    7.40
                                                                            -----------  --------------       -----


                                                                                             OPTIONS EXERCISABLE
                                                                                         ---------------------------
                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                             NUMBER OF    OPTION PRICE    EXERCISE
                                                                              SHARES       PER SHARE        PRICE
                                                                            -----------  --------------  -----------
Plan Creation 1995
Granted...................................................................       36,125  $         4.84   $    4.84
                                                                            -----------  --------------       -----
Balance at December 31, 1995..............................................       36,125  $         4.84   $    4.84
Granted...................................................................       48,031  $   4.84-11.00   $    6.94
                                                                            -----------  --------------       -----
Balance at September 30, 1996.............................................       84,156  $   4.84-11.00   $    6.04
                                                                            -----------  --------------       -----

                                                                                  NON-QUALIFIED STOCK OPTIONS
                                                                            ----------------------------------------
                                                                                             OPTIONS OUTSTANDING
                                                                                         ---------------------------
                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                             NUMBER OF    OPTION PRICE    EXERCISE
                                                                              SHARES       PER SHARE        PRICE
                                                                            -----------  --------------  -----------
Granted in 1995...........................................................      425,000  $    0.60-1.81   $    1.60
Forfeited.................................................................      (60,209) $         0.60   $    0.60
                                                                            -----------  --------------       -----
Balance at December 31, 1995..............................................      364,791  $    0.60-1.81   $    1.76
Granted...................................................................      175,000  $   4.84-11.00   $    7.48
                                                                            -----------  --------------       -----
Balance at September 30, 1996.............................................      539,791  $   0.60-11.00   $    3.62
                                                                            -----------  --------------       -----

                                                                                             OPTIONS EXERCISABLE
                                                                                         ---------------------------
                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                             NUMBER OF    OPTION PRICE    EXERCISE
                                                                              SHARES       PER SHARE        PRICE
                                                                            -----------  --------------  -----------
Granted in 1995...........................................................       97,292  $    0.60-1.81   $    1.63
                                                                            -----------  --------------       -----
Balance at December 31, 1995..............................................       97,292  $    0.60-1.81   $    1.63
Granted...................................................................      --             --            --
                                                                            -----------  --------------       -----
Balance at September 30, 1996.............................................       97,292  $    0.60-1.81   $    1.63
                                                                            -----------  --------------       -----

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    The summary of non-qualified options includes warrants to purchase 100,000 shares of Common Stock at $4.84. These warrants were issued for service on the Board of Directors and as such are accounted for under APB 25.

    Had compensation cost been determined on the basis of fair value pursuant to SFAS 123, net loss and net loss per share would have been increased as follows:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,   NINE MONTHS ENDED
                                                                          1995       SEPTEMBER 30, 1996
                                                                      -------------  ------------------
Net Loss
  As reported.......................................................  $   6,120,000   $     21,809,000
                                                                      -------------  ------------------
  Pro forma.........................................................  $   6,405,000   $     23,052,000
                                                                      -------------  ------------------
Net loss per share
  As reported.......................................................  $        1.15   $           3.15
                                                                      -------------  ------------------
  Pro forma.........................................................  $        1.21   $           3.33
                                                                      -------------  ------------------

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during both periods: dividend yield of 0.0%, risk free interest rate of 5.83% and expected option term of 10 years.

  WARRANTS

    The Company has issued to certain Board members, consultants, lease providers, creditors and others warrants to purchase shares of the Company's Common Stock.

    On December 15, 1994, certain stockholders provided the Company a revolving line of credit of $400,000 bearing interest at a rate of 8.1%. As of December 31, 1994, the outstanding balance was $67,000. The loan balance, including interest expense of $15,000, was repaid during the year ended December 31, 1995. The Company issued warrants to the stockholders to purchase 150,000 shares of Common Stock at $1.81 per share valued at $69,000, based upon an appraisal obtained by the Company, as additional consideration for this line of credit. These warrants expire June 19, 2000.

    On September 1, 1995, certain stockholders guaranteed a $500,000 lease for networking equipment. The Company issued warrants to purchase 50,000 shares of Common Stock at $1.81 per share, valued at $25,000, based upon an appraisal obtained by the Company, as consideration for this guarantee. These warrants expire August 31, 2000.

    On December 13, 1995, certain stockholders provided the Company with a $250,000 Irrevocable Standby Letter of Credit as a performance guarantee for a real estate lease. In conjunction with this transaction the Company issued warrants to purchase 50,000 shares at $4.84 per share, valued at $25,000, based upon an appraisal obtained by the Company. These warrants expire December 1, 2000.

    On January 11, 1996, certain stockholders guaranteed a $1,500,000 lease for networking equipment. The Company issued warrants to purchase 100,000 shares of Common Stock at $4.84 per share. The value of the warrants has been reflected in intangible assets. These warrants expire January 11, 2001.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    On January 12, 1996 the Company issued warrants to purchase 100,000 shares of Common Stock at $4.84 to Board members. The warrants vest quarterly over five years. As these warrants were issued for service on the Board of Directors they are accounted for under APB 25 and as such are included in the summary of nonqualified options and are not included in the summary of warrant grants below.

    On January 18, 1996, LINC Capital Partners, Inc. ("LINC") provided a $1,500,000 lease line for equipment. The Company issued warrants to LINC to purchase 50,000 shares of Common Stock at $4.84 per share. The value of the warrants has been reflected as deferred financing costs. These warrants expire January 18, 2006.

    On February 15, 1996, Boston Financial & Equity Corporation ("Boston Financial") provided a $700,000 lease line for equipment. The Company issued warrants to Boston Financial to purchase 5,000 shares of Common Stock at $9.76 per share. The value of the warrants has been reflected as deferred financing costs. These warrants expire February 15, 2006.

    On May 6, 1996, the Company agreed to issue warrants to a producer of infomercials and commercials to purchase 50,000 shares of Common Stock at an exercise price of $9.76 per share upon completion, subject to the Company's approval, of 15-second and 60-second commercials for the Company's services. In addition, the Company agreed to issue additional warrants to purchase a maximum of 300,000 shares of Common Stock based upon the number of customers obtained through the commercials. Through December 31, 1997, the exercise price will be $9.76; per share thereafter, the exercise price will be set at the then fair value of the Common Stock. The value of the warrants will be reflected as consideration upon issuance.


    On May 10, 1996, the Company issued warrants to purchase 45,477 shares of Common Stock at $9.76 per share to various lessors in return for lease lines and other services to the Company. The value of the warrants has been reflected as deferred financing costs. The warrants expire on May 10, 2006.


    On May 31,1996, in connection with the amendment and restatement of the UUNET Agreement, the Company agreed to issue warrants to purchase 10,000 shares of Common Stock at an exercise price of $20.00 per share.


    In connection with the issuance of promissory notes aggregating $2,950,000, the Company issued to the lenders warrants to purchase an aggregate of 98,340 shares of Common Stock at an exercise price of $11.00 per share, as adjusted. The value of the warrants has been reflected as deferred financing costs.


    In connection with the execution of the PSINet Inc. ("PSINet") agreement on July 22, 1996 (Note 10) the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $20.00 per share. The value of the warrants has been reflected as deferred financing costs.

    In connection with the private placement of Series A Convertible Preferred Stock, described above, the Company granted to certain purchasers of the Series A Convertible Preferred Stock warrants to purchase 100,000 shares of common stock at $11.00 per share.

    On September 24, 1996 the Company issued warrants to purchase 7,500 shares of the Company's common stock at $11.00 per share to each of the three members of the Company's Technology Advisory Council. The warrants vest quarterly over two years. The value of the warrants is reflected as deferred professional services expense and amortized ratably over the vesting period.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    A summary of these warrant grants is as follows:


                                                                                     WARRANTS OUTSTANDING
                                                                           ----------------------------------------
                                                                                                         WEIGHTED
                                                                                                          AVERAGE
                                                                            NUMBER OF   WARRANT PRICE    EXERCISE
                                                                             SHARES       PER SHARE        PRICE
                                                                           -----------  --------------  -----------
Granted..................................................................     150,000   $         1.81   $    1.81
                                                                           -----------  --------------  -----------
Balance at December 31,1994..............................................     150,000   $         1.81   $    1.81
Granted..................................................................     110,330   $    1.81-4.84   $    3.47
                                                                           -----------  --------------  -----------
Balance at December 31,1995..............................................     260,330   $   1.81-11.00   $    2.51
Granted..................................................................     531,317   $   4.84-20.00   $   11.01
                                                                           -----------  --------------  -----------
Balance at September 30,1996.............................................     791,647   $   1.81-20.00   $    8.21
                                                                           -----------  --------------  -----------
                                                                           -----------  --------------  -----------



                                                                                     WARRANTS EXERCISABLE
                                                                           ----------------------------------------
                                                                                                         WEIGHTED
                                                                                                          AVERAGE
                                                                            NUMBER OF   WARRANT PRICE    EXERCISE
                                                                             SHARES       PER SHARE        PRICE
                                                                           -----------  --------------  -----------
Granted..................................................................     150,000   $         1.81   $    1.81
                                                                           -----------  --------------  -----------
Balance at December 31,1994..............................................     150,000   $         1.81   $    1.81
Granted..................................................................     110,330   $    1.81-4.84   $    3.47
                                                                           -----------  --------------  -----------
Balance at December 31,1995..............................................     260,330   $   1.81-11.00   $    2.51
Granted..................................................................     508,817   $   4.84-20.00   $   11.01
                                                                           -----------  --------------  -----------
Balance at September 30,1996.............................................     769,147   $   1.81-20.00   $    8.13
                                                                           -----------  --------------  -----------
                                                                           -----------  --------------  -----------


9.  INCOME TAXES

    The stockholders, upon incorporating the Company, elected to treat the Company as an S Corporation under the Internal Revenue Code. On June 19, 1995, this election was revoked as certain ineligible entities (i.e partnerships and corporations) became stockholders. Losses of $1,261,000 incurred from inception through June 19, 1995 have been reclassified from accumulated deficit to Common Stock as a result of the change to C Corporation status. The Company is now subject to income taxes on income earned after June 19, 1995. At December 31, 1995 and September 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $3,328,000 and $24,707,000 respectively, which begin to expire in 2010. The Internal Revenue Code of 1986, as amended, includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in ownership. If the Company is successful in completing its proposed initial public offering, utilization of the Company's net operating loss carryforwards to offset future income may be limited.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Deferred tax assets include the following:

                                                                         DECEMBER 31,   SEPTEMBER 30,
                                                                             1995            1996
                                                                        --------------  --------------
Net operating loss carryforwards......................................  $    1,304,000  $    9,920,000
Deferred financing costs..............................................        --                60,000
Depreciation..........................................................        --                40,000
Vacation accrual......................................................          27,000          56,000
                                                                        --------------  --------------
Gross deferred tax assets.............................................       1,331,000      10,076,000
Deferred tax asset valuation allowance................................      (1,331,000)    (10,076,000)
                                                                        --------------  --------------
                                                                        $           --  $           --
                                                                        --------------  --------------
                                                                        --------------  --------------

    The Company recorded a full valuation allowance for net deferred tax assets due to the uncertainty of future taxable income.

10.  COMMITMENTS AND CONTINGENCIES

  LEASES

    The Company leases its facilities and certain equipment under non-cancelable operating leases expiring in various years through 2000. Total rent expense for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 for all operating leases amounted to $24,000, $145,000 and $541,000, respectively. The Company also leases equipment, primarily data communications equipment, under non-cancelable capital leases. Most of the Company's capital leases include purchase options at the end of the lease term.


    During the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company financed the acquisition of data processing and office equipment amounting to approximately $556,000 and $9.2 million, respectively, by entering into a number of agreements for the sale and leaseback of equipment. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.


    Minimum lease commitments under non-cancelable leases at September 30, 1996 are as follows:

YEAR ENDING                                                                   CAPITAL       OPERATING
DECEMBER 31,                                                                  LEASES         LEASES
-------------------------------------------------------------------------  -------------  -------------
1996 (three months)......................................................  $     908,000  $     188,000
1997.....................................................................      3,523,000        713,000
1998.....................................................................      3,458,000        698,000
1999.....................................................................      1,505,000        647,000
2000.....................................................................        309,000        650,000
thereafter...............................................................         78,000        332,000
                                                                           -------------  -------------
Total minimum lease payments.............................................      9,781,000  $   3,228,000
Less amount representing interest........................................     (1,536,000)
                                                                           -------------
Present value of future lease payments...................................      8,245,000
Less current portion.....................................................     (2,857,000)
                                                                           -------------
                                                                           $   5,388,000
                                                                           -------------
                                                                           -------------

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    GUARANTEED USAGE LEVELS

    Guaranteed usage levels of data and voice communication with certain of the Company's telecommunication vendors at September 30, 1996 aggregate to the following annual amounts:

YEAR ENDING
DECEMBER 31,
-----------------------------------------------------------------------
  1996 (three months)..................................................  $   63,000
  1997.................................................................   3,135,000
                                                                         ----------
Total..................................................................  $3,198,000
                                                                         ----------
                                                                         ----------

  SIGNIFICANT AGREEMENTS


    Access to the Internet for customers outside of the Company's California regional base is provided through points of presence ("POP") capacity leased from UUNET Technologies, Inc. ("UUNET"). EarthLink is in effect a reseller of UUNET's services, buying in bulk at a discount, and providing access to EarthLink's customer base at EarthLink's normal rates. Payment to UUNET is generally concurrent with EarthLink's receipt of funds from customers. UUNET was recently acquired by MFS Communications, Inc. ("MFS"), a supplier of local and long distance telephone service. In August 1996, MFS and WorldCom, Inc. ("WorldCom") announced that MFS and WorldCom had executed a definitive agreement for the merger of MFS into WorldCom. At September 30, 1996, $2.4 million and $2.3 million in amounts due to UUNET were recorded in accounts payable and other accrued liabilities, respectively.


    EarthLink has licensed Netscape Navigator software ("Netscape Navigator"), the World Wide Web client software, from Netscape Communications Corporation. This license permits the Company to distribute Netscape Navigator as part of its EarthLink Network TotalAccess software package. Management believes that contract renewal, under conditions acceptable to EarthLink, is probable.

    On July 22, 1996 the Company entered into an agreement with PSINet pursuant to which the Company intends to lease POP access from PSINet, becoming in effect a reseller of PSINet services in a similar fashion to the Company's UUNET arrangement, as amended.

11.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                                              SEPTEMBER 30,
                                                                                                  1996
                                                                             YEAR ENDED      ---------------
                                                                            DECEMBER 31,
                                                                                1995
                                                                          -----------------
                                                                           (IN THOUSANDS)
Cash paid for:
  Interest..............................................................      $      60         $     759
  Income taxes..........................................................      $       1         $       1

    NON-CASH INVESTING AND FINANCING ACTIVITIES:

    As discussed in Note 2, the Company obtained a covenant not to compete agreement in exchange for warrants valued at $5,000.

    As discussed in Note 7, certain stockholders guaranteed a $500,000 equipment lease in exchange for warrants valued at $25,000 and provided a standby letter of credit as a performance guarantee for a real estate lease in exchange for warrants valued at $25,000 during the year ended December 31, 1995. The Company obtained a revolving line of credit of $400,000 in exchange for warrants valued at $69,000 during 1994.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

12.  REINCORPORATION

    On June 27, 1996, the Company effected a reincorporation in Delaware. As a result of the reincorporation, the Company's authorized shares of Common Stock were increased to 25,000,000 shares with a par value of $0.01 per share. In addition, the Company authorized 10,000,000 shares of preferred stock with a par value of $0.01 per share. In March 1995 and January 1996 the Company effected splits of the Company's Common Stock of 100-for-1 and 10-for-1, respectively. In December 1996, the Company effected a 1-for-2 reverse stock split. The accompanying financial statements have been retroactively adjusted to give effect to the reincorporation, the stock splits and the reverse stock split.

13.  SUBSEQUENT EVENTS

  CONVERTIBLE DEBT

    In October, 1996, the Company issued a $5 million, one year promissory note at prime plus 2% to UUNET. The note is convertible into approximately 382,500 shares of Common Stock at a conversion price between $13.20 per share and $16.00 per share depending upon the number of shares of Common Stock purchased in the proposed initial offering by certain investors in Series A Convertible Preferred Stock. UUNET is a provider of service to the Company and has a designate on the Company's board of directors.

  SIGNIFICANT AGREEMENTS

    In October 1996, the Company's agreement with UUNet was amended. Under the amended agreement, the Company pays UUNET a monthly fee equal to the greater of a specified minimum or an amount that varies based primarily on peak customer usage. The Company also pays UUNET an additional fee to the extent that hours of usage exceed a formula set forth in the agreement. This agreement has a term that expires in March 1999 (subject to earlier cancellation after March 1998 with one year's prior notice, but provided that if this notice is given, the Company is required to begin to reduce its usage of UUNET's POPs in accordance with a schedule set forth in the agreement). If the agreement expires at the end of its term, it is automatically renewed for consecutive one-year terms unless prior notice of termination is given. Minimum fees under the agreement are:

YEAR ENDING
DECEMBER 31,                                                                                 IN MILLIONS
-------------------------------------------------------------------------------------------  -----------
  1996 (three months)......................................................................   $     3.0
  1997.....................................................................................        16.2
  1998.....................................................................................        22.8
  1999.....................................................................................         6.0
                                                                                                  -----
Total......................................................................................   $    48.0
                                                                                                  -----
                                                                                                  -----

  LEASES

    Earthlink has signed a lease for an additional 55,000 square feet in a facility located adjacent to its corporate headquarters in which it plans to house its data center. The lease term commences and the Company expects to occupy this new space in February 1997 for an inital ten-year term. Monthly rental will be $66,000 for the first 60 months increasing to $77,000 for the remaining 60 months.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    No dealer, saleperson or other person has been authorized to give any information or make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     5
Use of Proceeds...........................................................    15
Dividend Policy...........................................................    16
Capitalization............................................................    17
Dilution..................................................................    18
Selected Financial Data...................................................    19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    20
Business..................................................................    25
Management................................................................    35
Certain Transactions......................................................    42
Principal Stockholders....................................................    44
Description of Capital Stock..............................................    46
Shares Eligible for Future Sale...........................................    49
Underwriting..............................................................    51
Legal Matters.............................................................    52
Experts...................................................................    52
Additional Information....................................................    52
Financial Statements......................................................   F-1

                            ------------------------

    UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    EARTHLINK NETWORK-REGISTERED TRADEMARK-

                                2,000,000 SHARES
                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS
                              -------------------

                            INVEMED ASSOCIATES, INC.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered:


ITEM                                                                               AMOUNT
-------------------------------------------------------------------------------  -----------
Securities and Exchange Commission registration fee............................  $    10,455
NASD filing fee................................................................        3,950
Nasdaq National Market listing fee.............................................       43,000
Blue Sky fees and expenses.....................................................       10,000
Printing and engraving expenses................................................      150,000
Legal fees and expenses........................................................      150,000
Accounting fees and expenses...................................................      120,000
Transfer Agent and Registrar fee...............................................        3,000
Miscellaneous..................................................................        9,595
                                                                                 -----------
    Total......................................................................  $   500,000
                                                                                 -----------
                                                                                 -----------



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

    Article XII of the Company's By-laws generally permits indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.

    The Company intends to purchase directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception in May 1994, the Company has issued and sold unregistered securities in the transitions described below. All of the following share and per share amounts have been restated to give effect to all of the Company's stock splits. See Note 12 to Notes to Financial Statements.

Shares of Common Stock

     1. On May 27, 1994, the Company issued 1,500,000 shares of Common Stock to Mr. Dayton as founder's stock for an aggregate price of $1,000.

     2. On June 10, 1994, the Company sold 500,000 shares of Common Stock to each of Messrs. Slatkin and O'Donnell, directors of the Company, at a purchase price of $0.10 per share.


     3. On October 17, 1994, the Company sold 220,590 shares of Common Stock to each of Messrs. Slatkin and O'Donnell, directors of the Company, at a purchase price of $0.17 per share.


     4. On March 30, 1995, the Company sold 61,170 shares of Common Stock, to each of Messrs. Slatkin and O'Donnell, directors of the Company, and 244,815 shares of Common Stock to Robert London, at a purchase price of $0.82 per share.

     5. On June 19, 1995, the Company sold 827,085 shares of Common Stock to 20 investors, including Messrs. Slatkin, O'Donnell, directors of the Company, and to Mr. Sidney Azeez, a director of the Company, at a purchase price of $1.81 per share.


     6. On October 31, 1995, the Company sold 921,745 shares of Common Stock to 19 investors, including Messrs. Slatkin and O'Donnell, directors of the Company, and to Mr. Azeez, a director of the Company, at a purchase price of $4.84 per share.


     7. On January 18, 1996, the Company sold 45,485 shares of Common Stock to Messrs. Linwood Lacy, Jr. and Robert Kavner, directors of the Company, at a purchase price of $4.84 per share.

     8. On March 20, 1996, the Company sold 25,000 shares of Common Stock to Mr. Charles G. Betty, a director of the Company and the Company's President and Chief Operating Officer, at a purchase price of $4.84 per share.

     9. On May 6, 1996, the Company sold 5,122 shares of Common Stock to a sub-contractor at a purchase price of $9.76 per share, which purchase price was paid by performance of certain services.

    10. On May 6, 1996, the Company sold 852,453 shares of Common Stock to 34 investors (primarily existing stockholders of the Company), including Messrs. Azeez, Slatkin and O'Donnell, directors of the Company, at a purchase price of $9.76 per share.

    11. On September 8, 1996, the Company issued 37,500 shares of Common Stock to a consultant in consideration of the cancellation of the consulting agreement between the consultant and the Company.

    12. On December 11, 1996, the Company agreed to enter into a consulting agreement with New Media Group, Inc. pursuant to which the Company will issue an aggregate of 20,000 shares of Common Stock in equal increments on January 1996 and 1999 as consideration for the consulting services to be performed.

Shares of Series A Convertible Preferred Stock

    13. On September 10, 1996, the Company issued 1,363,624 shares of Series A Convertible Preferred Stock to certain investors, including Messrs. Azeez, Betty, Slatkin, O'Donnell and Lacy, directors of the Company, at a purchase price of $11.00 per share which shares will be automatically converted into shares of Common Stock upon consummation of this offering. In connection with this transaction, certain of these investors were also granted warrants to purchase 100,000 shares of Common Stock having an exercise price of $11.00 per share.

Warrants to Purchase Common Stock

    14. In December 1994 the Company agreed to grant, and on June 18, 1995, the Company granted, Warrants to purchase 75,000 shares of Common Stock at an exercise price of $1.81 per share to each of Messrs. Slatkin and O'Donnell in connection with their provision of a $400,000 credit line to the Company.

    15. On August 31, 1995, the Company granted Warrants to purchase 50,000 shares of Common Stock at an exercise price of $1.81 per share to Mr. Slatkin in connection with his acting as lessee, with the Company, under a $500,000 equipment lease. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell as consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the lease.

    16. On October 31, 1995, the Company granted Warrants to purchase 10,330 shares of Common Stock at an exercise price of $4.84 per share to David Beckemeyer as partial consideration for the sale of certain of the assets of Beckemeyer Consulting.

    17. On December 1, 1995, the Company granted Warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share to Mr. Slatkin in connection with their provision of a $250,000 line of credit as security for the lease of the Company's Pasadena, California facility. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell in consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the line of credit.

    18. Effective January 11, 1996, the Company granted Warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.84 per share to Mr. Slatkin in connection with his acting as lessee, with the Company, under a $1,500,000 equipment lease. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell as consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the lease.

    19. On January 12, 1996, the Company granted warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share to each of Messrs. Lacy and Kavner as consideration for their agreeing to serve on the Company's Board of Directors.

    20. On January 18, 1996, the Company granted warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.84 per share to LINC Capital Partners, Inc. ("LINC") in connection with LINC's provision of a $2,000,000 equipment lease credit line.

    21. On February 15, 1996, the Company granted warrants to purchase 5,000 shares of Common Stock at an exercise price of $9.76 per share to Boston Financial & Equity Corporation ("BFE") in connection with BFE's provision of a $700,000 equipment lease credit line.

    22. On May 6, 1996, the Company agreed to issue warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $9.76 per share to National Media Corporation in connection with the production of commercials on behalf of the Company. In addition, the Company agreed to issue additional warrants to National Media Corporation to purchase up to a maximum of 300,000 shares of Common Stock based upon the number of subscribers obtained through the commercials. Through December 31, 1997, the exercise price will be $9.76 per share; thereafter, the price will be set at the fair market value of the Common Stock of the Company.

    23. On May 10, 1996, the Company issued warrants to purchase an aggregate of 45,477 shares of Common Stock at an exercise price of $9.76 per share to MM/GATX, LINC Capital Corporation, Charter Equipment Leasing, El Camino Resources for lease lines.

    24. On May 10, 1996, the Company entered into consulting agreements with two consultants, David Hayes and Allen Claypool. In connection with these agreements, the Company agreed that it will issue warrants to purchase an aggregate of 10,000 shares of Common Stock at a per share exercise price of $9.76 per share upon completion of the consulting services.

    25. On May 31, 1996, in connection with the amendment of its agreement with UUNET, the Company agreed to issue warrants to purchase 10,000 shares of Common Stock at $20.00 per share.


    26. On June 6, 1996, the Company issued warrants to purchase 98,340 shares of Common Stock at an exercise price of $5.50 per share. Messrs. Azeez, Kavner, O'Donnell and Slatkin were granted 6,667, 3,334, 7,500 and 7,500 of these warrants, respectively. The warrants were issued in connection with the issuance of the 10% Promissory Notes of the Company, as described in paragraph 35 below.


    27. On July 22, 1996, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $20.00 per share in connection with the execution of its agreement with PSINet.

    28. In September 1996, the Company issued Warrants to purchase 7,500 shares of Common Stock at an exercise price of $11.00 per share to each of three members of the Company's Technology Advisory Council.

Convertible Debt Obligation

    29. Effective October 31, 1996, UUNET Technology, Inc. purchased from the Company, a $5 million convertible promissory note, convertible into a maximum of 382,500 shares of Common Stock.

Options to Purchase Common Stock

    30. On March 18, 1995, the Company granted non-plan Options to purchase 75,000 shares of Common Stock at an exercise price of $0.60 per share to Mr. Phil Gale in consideration for Mr. Gale's development efforts and as payment for the development by Mr. Gale of certain software for the Company. Upon termination by Mr. Gale of his employment on March 8, 1996, 14,791 of these shares had vested and the balance expired.

    31. On June 19, 1995, the Company granted non-plan Options to purchase 250,000 shares of Common Stock at an exercise price of $1.81 to Mr. Dayton in consideration for his continuing efforts to develop the Company and its business.

    32. On June 19, 1995, the Company granted non-plan Options to purchase 50,000 shares of Common Stock at an exercise price of $1.81 per share to Mr. Robert E. Johnson, Jr. in consideration for his accepting employment with the Company.

    33. On December 1, 1995, the Company granted non-plan Options to purchase 50,000 shares of Common Stock at an exercise price of $4.84 to Mr. Leland C. Thoburn in consideration for his accepting employment with the Company.

    34. In addition to the options described, between September 30, 1995 and September 24, 1996, the Registrant granted options to purchase an aggregate of 1,016,250 shares of Common Stock to employees of the Registrant at exercise prices ranging from $4.84 to $11.00 per share as incentives under the Registrant's 1995 Stock Option Plan. Of these, options for 10,500 shares of Common Stock have been forfeited due to the termination of the employment of various grantees.


    35. On June 7, 1996, the Company issued $2.95 million principal amount of 10% promissory notes to certain investors, including Messrs. Azeez, Kavner, O'Donnell and Slatkin, directors of the Company. Messrs. Azeez, Kavner, O'Donnell and Slatkin purchased notes in the respective principal amounts of $200,000; $100,000; $225,000; and $225,000. As additional consideration for the investment, the Company issued warrants described in paragraph 26 above.


    All issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 or Section 3(b) of the Securities Act of 1933 and Rule 701 thereunder. The Company believes that all of the securities were acquired by the investors for investment and with no view toward the resale or distribution thereof. In each instance, the investor was either an employee of the Company or a sophisticated investor, the offers and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits:


 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------             --------------------------------------------------------------------------------------------
   1.1            --  Form of Underwriting Agreement*
   3.1            --  Amended and Restated Certificate of Incorporation**
                      (a) Certificate of Amendment of Amended and Restated Certificate of Incorporation++
   3.2            --  Bylaws**
   3.3            --  Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock++
                      (a) Certificate of Amendment of EarthLink Network, Inc. Certificate of Designation,
                       Preferences and Rights of Series A Convertible Preferred Stock++

 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------             --------------------------------------------------------------------------------------------
   4.1            --  See exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock
   4.2            --  Specimen Stock Certificate++
   4.3            --  Form of Warrant Agreement**
   4.4            --  Registration Rights Agreement, Amendment No. 1 to Registration Rights Agreement and
                       Amendment No. 2 to Registration Rights Agreement (See also Exhibit 10.23(c))++
   4.5            --  Buy-Sell Agreement, dated June 10, 1995, among the Registrant, Sky Dayton, Reed Slatkin and
                       Kevin O'Donnell***
   5.1            --  Opinion of Hunton & Williams
   9.1            --  Voting Trust Agreement, dated June 10, 1995, among Sky Dayton, Reed Slatkin and Kevin
                       O'Donnell***
  10.1            --  1995 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement**
  10.2            --  Amended and Restated Stock Option Plan for Directors++
  10.3            --  Master Lease Agreement, dated February 8, 1996, between the Registrant and Boston Financial
                       & Equity Corporation**
  10.4            --  Lease Line Agreement, dated January 30, 1996, between the Registrant and Boston Financial &
                       Equity Corporation**
  10.5            --  Master Lease Agreement, dated September 1, 1995, between the Registrant and LINC Capital
                       Management**
  10.6            --  Netscape Communications Corporation Internet Service Provider Navigator Distribution
                       Agreement dated May 31, 1996, between the Registrant and Netscape Communications
                       Corporation+**
                      (a) Amendment No. 1 to Netscape Communications Corporation Internet Service Provider
                       Agreement++
                      (b) Amendment No. 2 to Netscape Communications Corporation Internet Service Provider
                       Agreement+, ++
  10.7            --  Network Services Agreement dated May 31, 1996, between the Registrant and UUNET
                       Technologies, Inc.+**
                      (a) Addendum No. 1 to Network Services Agreement+,++
  10.8            --  Software Distribution Agreement (MacTCP), dated October 2, 1995, between the Registrant and
                       Apple Computer, Inc.***
  10.9            --  Employment Agreement, dated January 15, 1996, between the Registrant and Charles G. Betty**
  10.10           --  Indemnification Agreement, dated August 31, 1995, among the Registrant and Kevin O'Donnell as Indemnitors and Reed Slatkin as Indemnitee**
  10.11           --  Indemnification and Participation Agreement, dated December 1, 1995, among the Registrant and Kevin O'Donnell as Indemnitors and Reed Slatkin as Indemnitee**
  10.12           --  Standard Industrial/Commercial Multi-Tenant Lease, dated December 1, 1995, between the
                       Registrant and Becton, Dickinson***
  10.13           --  Business Loan Agreement, dated June 15, 1995, and Promissory Note in the original principal amount of $250,000 between the Registrant and California United Bank***
  10.14           --  Line of Credit Note in the original principal amount of $250,000, dated June 23, 1995, and
                       Security Agreement, dated June 23, 1995, between the Registrant and the Bank of California,
                       N.A.**

 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------             --------------------------------------------------------------------------------------------
  10.15           --  Line of Credit Note in the original principal amount of $1,000,000, dated November 2, 1995, between the Registrant and the Bank of California, N.A.**
  10.16           --  Production and Distribution Agreement, dated May 6, 1996, between the Registrant and
                       National Media Corporation**
                      (a) Amendment No. 1 to Production and Distribution Agreement
  10.17           --  Documents evidencing the Company's sale of $2,950,000 of its 10% Promissory Notes, dated
                       June 18, 1996:
                       (a) Form of Subscription Agreement***
                       (b) Form of Warrant***
                       (c) Form of 10% Promissory Note***
  10.18           --  Amended and Restated Stock Purchase Agreement Relating to 2,727,273 Shares of Series A
                       Convertible Preferred Stock between the Company and the Investors named therein, dated
                       September 10, 1996++
                      (a) Form of stock purchase Warrant++
  10.19           --  Internet Wizard Sign-Up Agreement between the Company and Microsoft Corporation, dated
                       August 16, 1996+, ++
  10.20           --  Network Access Agreement between the Company and PSINet, Inc., dated July 22, 1996 and
                       Amendment No. 1 to Network Access Agreement+, ++
  10.21           --  Office Lease by and between The Mutual Life Insurance Company of New York, as Landlord, and
                       the Company, as Tenant, dated September 20, 1996++
  10.22           --  Standard Office Lease -- Gross, by and between Glen Feliz Properties, as Landlord, and the
                       Company, as Tenant, dated July 2, 1996++
  10.23           --  Amended and Restated Note Purchase Agreement between the Company and UUNET Technologies,
                       Inc., dated as of October 31, 1996++
                      (a) $5,000,000 Convertible Note++
                      (b) Stockholders Agreement++
                      (c) Addendum to Amended and Restated Registration Rights Agreement++
  11.1            --  Statement of computation of per share earnings
  23.1            --  Consent of Price Waterhouse LLP, independent public accountants
  23.2            --  Consent of Hunton & Williams (contained in its opinion in exhibit 5.1)
  27.             --  Financial Data Schedule++


------------
  * To be filed by amendment.
 ** Incorporated by reference to the exhibit designated by the same exhibit number and filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-5055) filed with the Commission on June 3, 1996.
*** Incorporated by reference to the exhibit designated by the same exhibit number and filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (Registration No. 333-5055) filed with the Commission on June 27, 1996.

  + Confidential portions of this exhibit have been omitted, marked with asterisks (*) and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.

 ++ Previously filed.

    (b)  Financial Statement Schedules:

    All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable and have therefore been omitted, except for the Financial Data Schedule referenced above as Exhibit 27 and filed herewith; provided, however, that Exhibit 27 shall not be deemed filed for purposes of Section 11 of the Securities Act, Section 18 of the Exchange Act and Section 323 of the Trust Indenture Act, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes to provide the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each Purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons to the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 23rd day of December, 1996.


                                          EARTHLINK NETWORK, INC.

                                          By:          /S/ SKY D. DAYTON

                                             -----------------------------------
                                                        Sky D. Dayton
                                             Chairman of the Board of Directors


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of December, 1996.


              SIGNATURE                                   TITLE
--------------------------------------    --------------------------------------

          /S/ SKY D. DAYTON
--------------------------------------    Chairman of the Board of Directors
            Sky D. Dayton

         /S/ CHARLES G. BETTY             President, Chief Executive Officer and
--------------------------------------     Director (Principal Executive
           Charles G. Betty                Officer)

          /S/ BARRY W. HALL               Chief Financial Officer (Principal
--------------------------------------     Financial and
            Barry W. Hall                  Accounting Officer)

            SIDNEY AZEEZ*
--------------------------------------    Director
             Sidney Azeez

          ROBERT M. KAVNER*
--------------------------------------    Director
           Robert M. Kavner

        LINWOOD A. LACY, JR.*
--------------------------------------    Director
         Linwood A. Lacy, Jr.

         KEVIN M. O'DONNELL*
--------------------------------------    Director
          Kevin M. O'Donnell

          JOHN W. SIDGMORE*
--------------------------------------    Director
           John W. Sidgmore

           REED E. SLATKIN*
--------------------------------------    Director
           Reed E. Slatkin

           /s/ PAUL MCNULTY
--------------------------------------    Director
             Paul McNulty

        *By: /S/ SKY D. DAYTON
--------------------------------------
            Sky D. Dayton
           Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                     PAGE
---------                                                                                                  ---------
   1.1     Form of Underwriting Agreement*
   3.1     Amended and Restated Certificate of Incorporation**
           (a) Certificate of Amendment of Amended and Restated Certificate of Incorporation++
   3.2     Bylaws**
   3.3     Certificate of Designation Preferences and Rights of Series A Convertible Preferred Stock++
           (a) Certificate of Amendment of EarthLink Network, Inc. Certificate of Designation,
            Preferences and Rights of Series A Convertible Preferred Stock
   4.1     See exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock++
   4.2     Specimen Stock Certificate++
   4.3     Form of Warrant Agreement**
   4.4     Registration Rights Agreement, Amendment No. 1 to Registration Rights Agreement and Amendment
            No. 2 to Registration Rights Agreements (See also Exhibit 10.23(c))++
   4.5     Buy-Sell Agreement, dated June 10, 1995, among the Registrant, Sky Dayton, Reed Slatkin and
            Kevin O'Donnell***
   5.1     Opinion of Hunton & Williams
   9.1     Voting Trust Agreement, dated June 10, 1995, among Sky Dayton, Reed Slatkin and Kevin
            O'Donnell***
  10.1     1995 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement**
  10.2     Amended and Restated Stock Option Plan for Directors++
  10.3     Master Lease Agreement, dated February 8, 1996, between the Registrant and Boston Financial &
            Equity Corporation**
  10.4     Lease Line Agreement, dated January 30, 1996, between the Registrant and Boston Financial &
            Equity Corporation**
  10.5     Master Lease Agreement, dated September 1, 1995, between the Registrant and LINC Capital
            Management**
  10.6     Netscape Communications Corporation Internet Service Provider Navigator Distribution Agreement
            dated May 31, 1996, between the Registrant and Netscape Communications Corporation+**
           (a) Amendment No. 1 to Netscape Communications Corporation Internet Service Provider
            Agreement++
           (b) Amendment No. 2 to Netscape Communications Corporation Internet Service Provider
            Agreement+, ++
  10.7     Network Services Agreement dated May 31, 1996, between the Registrant and UUNET Technologies,
            Inc.+**
           (a) Addendum No. 1 to Network Services Agreement+,++
  10.8     Software Distribution Agreement (MacTCP), dated October 2, 1995, between the Registrant and
            Apple Computer, Inc.***
  10.9     Employment Agreement, dated January 15, 1996, between the Registrant and Charles G. Betty**
  10.10    Indemnification Agreement, dated August 31, 1995, among the Registrant and Kevin O'Donnell as
            Indemnitors and Reed Slatkin as Indemnitee**
  10.11    Indemnification and Participation Agreement, dated December 1, 1995, among the Registrant and
            Kevin O'Donnell as Indemnitors and Reed Slatkin as Indemnitee**
  10.12    Standard Industrial/Commercial Multi-Tenant Lease, dated December 1, 1995, between the
            Registrant and Becton, Dickinson***

EXHIBITS                                                                                                     PAGE
---------                                                                                                  ---------
  10.13    Business Loan Agreement, dated June 15, 1995, and Promissory Note in the original principal amount of $250,000 between the Registrant and California United Bank***
  10.14    Line of Credit Note in the original principal amount of $250,000, dated June 23, 1995, and
            Security Agreement, dated June 23, 1995, between the Registrant and the Bank of California,
            N.A.**
  10.15    Line of Credit Note in the original principal amount of $1,000,000, dated November 2, 1995, between the Registrant and the Bank of California, N.A.**
  10.16    Production and Distribution Agreement, dated May 6, 1996, between the Registrant and National
            Media Corporation**
           (a) Amendment No. 1 to Production and Distribution Agreement
  10.17    Documents evidencing the Company's sale of $2,950,000 of its 10% Promissory Notes, dated June
            18, 1996:
            (a) Form of Subscription Agreement***
            (b) Form of Warrant***
            (c) Form of 10% Promissory Note***
  10.18    Amended and Restated Stock Purchase Agreement Relating to 2,727,273 Shares of Series A
            Convertible Preferred Stock between the Company and the Investors named therein, dated
            September 10, 1996++
            (a) Form of Stock Purchase Warrant++
  10.19    Internet Wizard Sign-Up Agreement between the Company and Microsoft Corporation, dated August
            16, 1996+, ++
  10.20    Network Access Agreement between the Company and PSINet, Inc., dated July 22, 1996 and
            Amendment No. 1 to Network Access Agreement+, ++
  10.21    Office Lease by and between The Mutual Life Insurance Company of New York, as Landlord, and
            the Company, as Tenant, dated September 20, 1996++
  10.22    Standard Office Lease -- Gross, by and between Glen Feliz Properties, as Landlord, and the
            Company, as Tenant, dated July 2, 1996++
  10.23    Amended and Restated Note Purchase Agreement between the Company and UUNET Technologies, Inc., dated October 31, 1996++
           (a) $5,000,000 Convertible Note++
           (b) Stockholders Agreement++
           (c) Addendum to Amended and Restated Registration Rights Agreement++
  11.1     Statement of computation of per share earnings
  23.1     Consent of Price Waterhouse LLP, independent public accountants
  23.2     Consent of Hunton & Williams (contained in its opinion in exhibit 5.1)
  27.      Financial Data Schedule++


------------
  * To be filed by amendment.
 ** Incorporated by reference to the Exhibit designated by the same exhibit number and filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-5055) filed with the Commission on June 3, 1996.
*** Incorporated by reference to the exhibit designated by the same exhibit number and filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (Registration No. 333-5055) filed with the Commission on June 27, 1996.

  + Confidential portions of this exhibit have been omitted, marked with asterisks (*) and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.

 ++ Previously filed.